Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
SHARECARE, INC.

HEALTHWAYS SC, LLC
AND
HEALTHWAYS, INC.
DATED AS OF JULY 27, 2016

Exhibit	Caption
Exhibit A	Contribution and Assumption Agreement
Exhibit B	Adjustable Convertible Equity Right
Exhibit C	Amended and Restated Certificate of Incorporation of Purchaser
Exhibit D	Blue Zones Lease Assignments
Exhibit E	Data Stewardship Agreement
Exhibit F	Sausalito Lease Assignment
Exhibit G	WBIC Sublease
Exhibit H	Chandler Location License Agreement
Exhibit I	Transition Services Agreement
Exhibit J	Headquarters Sublease
Exhibit K	Voting Agreement of Purchaser
v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT ("Agreement") is made as of the 27th day of July, 2016, by and between Sharecare, Inc., a corporation incorporated under the laws of the State of Delaware ("Purchaser"), Healthways SC, LLC a limited liability company organized under the laws of the State of Delaware (the "Company"), and Healthways, Inc., a corporation incorporated under the laws of the State of Delaware (the "Seller").
WHEREAS, among other services, the Seller currently provides PHB Services through various Subsidiaries (the "PH Business");
WHEREAS, the Seller desires to sell, and Purchaser desires to Purchase, certain assets used or held for use in the operation of the PH Business, except for Retained Assets (the "Contributed Assets");
WHEREAS, prior to the Closing (the following actions being referred to herein as, the "Restructuring"): (a) the Seller and each of its Subsidiaries will contribute to the Company all of the Contributed Assets (which, for the avoidance of doubt, will include the Seller's interests in certain of its Subsidiaries and Strategic Partnerships) free and clear of all Liens other than Permitted Liens, and the Company or one or more of its Subsidiaries will assume certain, specified Liabilities related to the PH Business (which, for avoidance of doubt, will not include any Debt); and (b) the Seller and each of its Subsidiaries will either retain (if such Subsidiaries are not an Acquired Company) or distribute to the Seller and certain of its Affiliates (other than the Acquired Companies), all Retained Assets and Excluded Liabilities, in each case pursuant to a Contribution and Assumption Agreement, in the form attached hereto as Exhibit A (the "Contribution and Assumption Agreement"), such that following the Restructuring, the Acquired Companies will own all of the Contributed Assets and none of the Retained Assets or Excluded Liabilities;
WHEREAS, the Seller owns all of the issued and outstanding membership interests (or other equity interests) in the Company (the "Interests"); and
WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from the Seller, the Interests for the purchase price and upon the terms and conditions hereinafter set forth (the"Sale").
NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
SECTION 1.1. Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

"ACA" means the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152).
"Accounting Firm" shall have the meaning set forth in Section 2.3(d).
"ACER" means the Adjustable Convertible Equity Right, between Purchaser and the Seller, in the form attached hereto as Exhibit B.
"Acquired Business" shall have the meaning set forth in Section 2.4(f).
"Acquired Company" means the Company and, as of the Closing, each of its Subsidiaries.
"Acquired Subsidiary" means each Acquired Company other than the Company; provided, however, that the term "Acquired Subsidiary" shall not include Foreign Holdco until after it has been formed in accordance with Section 3.3(a).
"Act" means the Securities Act of 1933.
"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.
"Agreement" shall have the meaning set forth in the Preamble.
"Amended Certificate" means Purchaser's Amended and Restated Certificate of Incorporation, the form of which is attached hereto as Exhibit C.
"Assignable Right" shall have the meaning set forth in Section 6.10.
"Assumed Liabilities" shall have the meaning ascribed to such term in the Contribution and Assumption Agreement.
"Balance Sheet" shall have the meaning set forth in Section 3.8.
"Blue Zone Community Transformation Projects" means the Seller's and its Subsidiaries' community-based programs meant to make permanent and/or semi-permanent changes within a community that improve its health and well-being through community education, community activation, "blueprints for change" and policy adoption.

"Blue Zone Lease Assignments" means the assignment of leases in Fort Worth, Portland and Klamath Falls relating to the Blue Zone Community Transformation Projects, substantially in the form set forth on Exhibit D.
"Blue Zones" means Blue Zones, LLC, a Delaware limited liability company.
"Business Audited Financial Statements" shall have the meaning set forth in Section 3.8.
"Business Confidential Information" shall have the meaning set forth in Section 3.19(k).
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close.
"Business Employees" means all individuals who are actively employed by any Acquired Company on the Closing Date.
"Business Financial Statements" shall have the meaning set forth in Section 3.8.
"Business Unaudited Financial Statements" shall have the meaning set forth in Section 3.8.
"Cap Amount" shall have the meaning set forth in Section 8.5(a)(ii).
"Cap Table" shall have the meaning set forth in Section 5.2.
"Care Transitions Solutions" means a facility-based and telephonic program focused on reduction of avoidable readmissions for 90 days post-discharge for patients who are identified by the Seller's readmission risk identification algorithm and agree to participate in the program.
"Cash Flow Statement" shall have the meaning set forth in Section 2.4(b)(i).
"CF Objection Notice" shall have the meaning set forth in Section 2.4(b)(ii).
"CF Resolution Period" shall have the meaning set forth in Section 2.4(b)(ii).
"Closing" shall have the meaning set forth in Section 2.1.
"Closing Date" shall have the meaning set forth in Section 2.1.
"Closing Date Balance Sheet" shall have the meaning set forth in Section 2.3(a).
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
"Committee" shall have the meaning set forth in Section 2.4(c).

"Company" shall have the meaning set forth in the Preamble.
"Company Disclosure Letter" shall have the meaning set forth in the first paragraph of Article 3.
"Company Expenses" means all costs and expenses payable by an Acquired Company at or after Closing (and not included as a Current Liability in the determination of Final Working Capital Amount) to third parties in connection with or otherwise triggered by the transactions contemplated by the Contribution and Assumption Agreement or this Agreement, including legal counsel, accountants, brokers and tax, investment and other advisors, and any severance payments, change of control payments or retention payments, including any retention bonuses and transition assistance bonuses payable at or after Closing and any annual bonuses, in each case, to the extent attributable to pre-Closing periods (in each case, as applicable, including the employer's 1.45% Medicare contribution).
"Company IP Rights" means any and all Intellectual Property used in the PH Business.
"Company IP Rights Agreements" means any Contract pursuant to which (i) a third party grants the right to the Seller or any of its Subsidiaries to use any Company IP Rights, or (ii) the Seller or any of its Subsidiaries grants a Person the right to use any Company-Owned IP Rights.
"Company Material Adverse Effect" means any event, change, circumstance, effect or state of facts that has a materially adverse effect on the business, financial condition, operations, assets or results of operations of the Acquired Companies or the PH Business, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect or state of facts to the extent arising out of or attributable to any of the following: (a) matters affecting the PH Business' industry generally, except to the extent they affect the PH Business disproportionately as compared to other similarly-situated companies; (b) any changes in general economic or financial conditions or markets, except to the extent they affect the PH Business disproportionately as compared to other similarly-situated companies; (c) any changes in GAAP or other accounting principles applicable to the PH Business, or requirement, or standards, interpretations or enforcement thereof; (d) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any foreign jurisdiction in which the PH Business operates, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any foreign jurisdiction in which the

PH Business operates; (e) any force majeure events outside the control of Seller or its Affiliates, including any earthquakes, floods, hurricanes, tropic storms, fires or other natural disasters or any national, international or regional calamity; (f) changes in Laws issued by any Governmental Authority; (g) the taking of any action by Seller of any of its Affiliates as required by this Agreement or with Purchaser's express written consent or the announcement of this Agreement and the transactions contemplated hereby; (h) any existing event, occurrence, or circumstance set forth in the Company Disclosure Letter as of the date of this Agreement; (i) the failure of any Acquired Company to meet any projections, forecasts, budgets or estimates of or relating to the Seller, the PH Business or the Acquired Companies for any period, including with respect to revenue, losses, cash flow or cash position; provided, however that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect exists; (j) the taking of any action by Purchaser, its representatives or financing sources after the date of this Agreement; (k) any adverse change in or effect on the PH Business that is cured to Purchaser's reasonable satisfaction by the Seller or by or on behalf of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10; and (l) any adverse change in or effect on the PH Business that is caused by any delay in consummating the Closing after the specific date referred to in Section 2.01 as a result of any breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing.
"Company-Owned IP Rights" means: (A) Company IP Rights that are owned by or exclusively licensed to an Acquired Company; and (B) Company IP Rights that are owned by or exclusively licensed to the Seller or another Subsidiary of the Seller and used in the operation of the PH Business.
"Company Products" means all products, services, Software (including as SaaS) or applications produced, marketed, licensed, sold, distributed or performed as part of the PH Business and all products or services currently under development for use in the PH Business.
"Company Registered Intellectual Property" means all United States, international and foreign: (A) patents and pending patent applications (including provisional applications); (B) registered trademarks, pending applications to register trademarks, intent-to-use pending applications, or other registrations or pending applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and pending applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority owned by, registered or filed in the name of, an Acquired Company or by the Seller or one of its Subsidiaries but used in the PH Business.
"Company Source Code" means, collectively, any Source Code, any material portion or aspect of Source Code, or any material proprietary information or algorithm contained in or relating to any Source Code, of any Company-Owned IP Rights or Company Products.

"Confidentiality Agreement" shall have the meaning set forth in Section 9.2(b).
"Confidentiality Limitations" shall have the meaning set forth in Section 2.3(b).
"Contract Consents" shall have the meaning set forth in Section 11.13.
"Contracts" means any lease, license, contract, agreement, obligation, undertaking or other legally binding arrangement or commitment, including all amendments thereto, whether written or oral.
"Contributed Assets" shall have the meaning set forth in the Recitals.
"Contribution and Assumption Agreement" shall have the meaning set forth in the Recitals.
"Conversion Price" shall have the meaning ascribed thereto in the ACER.
"Current Assets" shall have the meaning set forth in Section 2.3(a).
"Current Liabilities" shall have the meaning set forth in Section 2.3(a).
"Customers" shall have the meaning set forth in Section 9.3(b).
"D&O Indemnified Person" shall have the meaning set forth in Section 6.9(a).
"Data Activities" shall have the meaning set forth in Section 3.20(a).
"Data Stewardship Agreement" means the Data Stewardship Agreement, in substantially the form attached as Exhibit E.
"Debt" means (a) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capitalized lease obligations or synthetic lease obligations, (b) any balance deferred and unpaid of the purchase price of any property, (c) all indebtedness of others secured by a Lien on any asset of an Acquired Company, (d) to the extent not otherwise included by clauses (a) through (c), any guaranty by an Acquired Company of any indebtedness of any Person (other than another Acquired Company); and (e) all principal, interest, fees, prepayment premiums or charges and other amounts payable by an Acquired Company in connection with such indebtedness. Notwithstanding the foregoing, the term "Debt" shall not include an Acquired Company's ordinary course accounts payable that are not yet due and any capital leases to the extent included in the calculation of Final Working Capital Amount.
"Deductible" shall have the meaning set forth in Section 8.5(a)(i).

"Diabetes Services Solutions" means a comprehensive facility-based program for hospitals and/or health systems to achieve desired outcomes through the management of inpatients with diabetes utilizing the Seller's and its Subsidiaries' identification criteria.
"Disease Management Services" means a telephonic educational and behavior change program for individuals who are identified by the Seller's identification algorithm for certain chronic conditions, including diabetes mellitus, coronary artery disease, congestive heart failure, chronic obstructive pulmonary disease and asthma.
"Documentation" means all technical and descriptive materials relating to the design, development, use or maintenance of computer code and program documentation and materials.
"Early Transition Year Event" shall have the meaning set forth in Section 2.4(f).
"Employee Plan" shall have the meaning set forth in Section 3.14(a).
"Engaged Professional" means any physician employed by or under Contract with an Acquired Company.
"Environmental Law" means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment or natural resources, (b) the handling, use, generation, storage, treatment, transport, arranging for disposal, disposal, release or threatened release of any Hazardous Substance, or (c) the creation of a cause of action for damages to Persons or property due to pollution or contamination.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.
"ERISA Affiliate" means any corporation or trade or business or Person, whether or not incorporated, which is treated as a single employer with the Company pursuant to Section 4001(b) of ERISA or Subsections (b), (c), (m) or (o) of Section 414 of the Code.
"Estimated Working Capital Certificate" shall have the meaning set forth in Section 6.13.
"Excluded Liabilities" means Liabilities related to Retained Assets, or otherwise set forth as "Excluded Liabilities" in the Contribution and Assumption Agreement.
"Expiration Date" shall have the meaning set forth in Section 10.1(b).
"Face Amount" shall have the meaning ascribed thereto in the ACER.
"Final Negative Cash Flows" shall have the meaning set forth in Section 2.4(b)(iv).

"Final Working Capital Amount" shall have the meaning set forth in Section 2.3(e).
"Foreign Holdco" shall have the meaning set forth in Section 3.3(a).
"Former Business Employees" shall mean all individuals formerly employed in the PH Business by the Seller or any of its Affiliates as of the date hereof whose employment ceases prior to the Closing Date.
"Fundamental Representations" shall have the meaning set forth in Section 8.1.
"GAAP" means accounting principles generally accepted in the United States of America.
"Gallup Agreement" means that certain Membership Interest Purchase Agreement, dated as of October 1, 2012, by and among Gallup, Inc. and the Seller, as in effect on the date hereof.
"Government Programs" means the federal Medicare (including Medicare Part D and Medicare Advantage), Medicaid, Medicaid-waiver and CHAMPUS/TRICARE programs, any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and any similar state programs.
"Governmental Authority" means any foreign, domestic, federal, territorial, state or local: (a) government or governmental authority or any regulatory, administrative or other governmental agency, or any political or other subdivision, department or branch of any of the foregoing; or (b) court or similar tribunal.
"Hazardous Substance" means: (a) any substance, material or waste that is listed, classified or regulated in any concentration pursuant to any applicable Environmental Law; (b) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or mold or microbial matter adversely affecting human health; or (c) any other substance, material or waste which may be the subject of regulatory action by any Governmental Authority pursuant to any applicable Environmental Law.
"Headquarters Sublease" shall have the meaning set forth in Section 2.2(b)(i)(L).
"Health Privacy Laws" shall have the meaning set forth in Section 3.20(b).
"Health Privacy Policies" shall have the meaning set forth in Section 3.20(b).
"Healthcare Laws" means any Law related to the regulation of the healthcare industry (including payment related thereto), the regulation of healthcare professionals, or to payment for items or services rendered, provided, dispensed, or furnished by healthcare suppliers or providers (including hospitals, skilled nursing facilities, nursing homes, hospices, long term facilities, nursing facilities, assisted living facilities, physicians and pharmacists).  Healthcare Laws specifically include: 42 U.S.C. § 1320a-7b(b) (commonly called the Anti-Kickback Statute); 42 U.S.C. § 1320a-7a (commonly called the Civil Monetary Penalty Statute), and all same or similar state law counterparts; 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 and all same or similar state law counterparts; 31 U.S.C. § 3729 (commonly called the Federal False Claims Act) and all same or similar state law counterparts; 18 U.S.C. § 1001 (commonly called the False Statement Accountability Act) and all same or similar state law counterparts; 31 U.S.C. § 3810 (commonly called the Program Fraud Civil Penalties Act); HIPAA; the ACA; the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain Drug Enforcement Agency (DEA) Registration and any and all same or similar state law counterparts; the federal Food, Drug and Cosmetics Act, and all same or similar state Law counterparts; all Laws relating to the practice of medicine, the corporate practice of medicine, and fee splitting; all Laws related to the regulation of any Government Program.
"High Risk/Cost Management Services" means a telephonic program for individuals who are identified by Seller's identification algorithm as having a high probability of being at significant risk for future high-cost medical expenses in the upcoming 12-month period for whom such costs can be reduced by telephonic education and behavior change. End of Life are for those with high risks of death in 6-12 months.
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996.
"HIPAA Regulations" shall have the meaning set forth in Section 3.20(a).
"HITECH Act" shall have the meaning set forth in Section 3.20(a).
"Indemnification Claim" shall have the meaning set forth in Section 8.4(b).
"Indemnified Party" means any Person entitled to indemnification under Article 8.
"Indemnifying Party" means any Person obligated to indemnify another Person under Article 8.
"Intellectual Property" means any and all unexpired industrial and intellectual property rights arising under statutory or common Law, Contract or otherwise, and whether or not perfected, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in all Software, including all Source Code and Object Code, and all rights in prototypes, and other devices, all databases and data collections and all rights therein, all Documentation, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, including the right to sue, recover damages, costs, and attorneys' fees for past and present infringement or misappropriation of any of the foregoing, and all tangible or intangible embodiments of the foregoing.
"Interests" shall have the meaning set forth in the Recitals.
"Investment Documents" means each of the following: (i) the Tenth Amended and Restated Voting Agreement dated as of March 18, 2016, by and among Purchaser and its stockholders who are party thereto (the "Voting Agreement"), (ii) the Seventh Amended and Restated Right of First Refusal, Co-Sale and Change of Control Agreement dated as of March 18, 2016 by and among Purchaser and its stockholders who are party thereto, (iii) the Sixth Amended and Restated Registration Rights Agreement dated as of March 18, 2016 by and among Purchaser and its stockholders who are party thereto, and (iv) Sixth Amended and Restated Investors' Rights Agreement dated as of March 18, 2016 by and among Purchaser and its stockholders who are party thereto, each as amended from time to time.
"Knowledge" means that a Person will be deemed to have knowledge of a particular fact or other matter if: (a) that Person is actually aware of that fact or matter; or (b) that Person could reasonably be expected to become aware of that fact or matter after reasonable inquiry made of such Person's immediate subordinates having responsibility for matters covered by the applicable representation or warranty.  The Seller and Company will be deemed to have knowledge of a particular fact or other matter if any of the following individuals have knowledge of that fact or other matter (as set forth in the preceding sentence): Donato Tramuto, Alfred Lumsdaine, Sean Slovenski, Marty Leinwand and Janet Calhoun.  Purchaser will be deemed to have knowledge of a particular fact or other matter if any of the following individuals have knowledge of that fact or other matter (as set forth in the first sentence of this definition): Jeff Arnold, Justin Ferrero, Kathy Harris, Colin Daniel and Steve Combs.
"Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation and judicial or administrative order, writ, injunction, judgment, decree or other decision.
"Leased Property" shall have the meaning set forth in Section 3.24(b).
"Legal Proceeding" means any action, audit, suit, claim, arbitration, investigation or other legal proceeding.

"Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person.
"Lien" means any mortgage, lien, title defect, option, right of first refusal, encumbrance, pledge, security interest, claim, hypothecation or other similar restriction.
"Lifestyle Management Coaching" means a telephonic educational and behavior change program delivered by lifestyle coaches for individuals who are identified by the Seller's defined program identification algorithm.
"Losses" means any and all claims, losses, damages, judgments, Liabilities, penalties, interest, costs and expenses (including reasonable attorneys', accountants' and consultants' fees and expenses, and any expenses incurred in connection with investigating, defending against or settling any claims or related causes of action, including, with respect to all of the foregoing, those related to the costs of enforcing this Agreement); provided, however, that "Losses" shall not include: (a) any losses calculated by "multiple of profits," "multiple of cash flows" or any other similar "multiplier" calculation methodologies; or (b) any punitive or exemplary damages, in each case except to the extent paid or payable to a third party.
"made available" means, when used with respect to any document or other item to be provided by Seller, that on or before 5:00 p.m. Eastern Time on the Business Day immediately preceding the date hereof, the Seller has posted a true, complete and correct copy of such document or item (with Purchaser and its counsel able to view such document or item prior to such time and date) to the Merrill Datasite online data room named "Ripple" maintained by the Seller in connection with the Sale or has otherwise delivered such document or other item to Purchaser or its counsel personally or by electronic transmission.
"Material Contract" shall have the meaning set forth in Section 3.21(a).
"Material Customer" shall have the meaning set forth in Section 3.25(a).
"Material Supplier" shall have the meaning set forth in Section 3.25(a).
"Negative Cash Flows" shall have the meaning set forth in Schedule 2.4.
"Network Solutions Business" means the products and services provided by the Seller and its Subsidiaries as part of the Seller's:  (i) SilverSneakers Fitness Business; (ii) Prime Fitness Business; and (iii) Physical Medicine Benefit Management Business.
"Object Code" means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.  Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.
"OFAC" shall have the meaning set forth in Section 3.17(d).
"Open Source Materials" means Software or other material distributed as,  included in, linked to or otherwise directly or indirectly incorporated into directly or indirectly or along with other products, services or Software or other material that is "free software," "open source software" provided under an open source, "freeware," or under a similar licensing or distribution terms, including: the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (Affero GPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), the Apache License, and any other license described as an "Open Source License" by the Open Source Initiative as set forth on www.opensource.org or listed as an open source or "free" license by the Free Software Foundation as set forth on www.fsf.org.
"Organizational Documents" means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.
"Ornish Intensive Cardiac Rehabilitation Programs" means the intensive cardiac rehabilitation modalities that constitute the Dr. Dean Ornish Program for Reversing Heart Disease, a facility-based intensive lifestyle medicine educational and behavior change program led by instructors certified by Seller.
"Overhead and Shared Services" shall mean the following corporate shared services that are provided to both the Seller or one of its Subsidiaries (other than an Acquired Company), on the one hand, and an Acquired Company on the other: finance and accounting support, payroll services, accounting services, tax services, internal audit services, investor relations services, office supplies services (including copiers and faxes), energy/utilities services, treasury services, public relations, legal and risk management services (including workers' compensation), employee benefits services, credit, collections and accounts payable services, property management services, and environmental support services.
"Patient Centered Medical Homes" means a market-based program delivered by licensed and trained staff designed to support physicians in the provision of care coordination services for individuals who meet identified risk criteria as defined by the client health plan for whom the Seller or one of its Subsidiaries provides the staffing to carry out the program protocol.

"Performance Guarantee Payment Amount" shall have the meaning set forth in Section 2.3(g).
"Permit" means any approval, authorization, certificate, consent, license, order or permit required by Law or any Governmental Authority to be held by a Person for a particular purpose.
"Permitted Liens" means: (a) liens for Taxes, assessments and other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings with adequate reserves; (b) statutory, mechanics', laborers', materialmen and other similar statutory Liens arising or incurred in the ordinary course of business for sums not yet due and which are not, individually or in the aggregate, material; (c) statutory and contractual landlord liens under real property leases pursuant to which an Acquired Company is a lessee or sublessee (to the extent such liens do not arise as a result of a default under such real property lease); (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property; (e) covenants, conditions, restrictions, easements, rights-of-way, defects or other imperfections in title and other similar matters of record affecting title to the Leased Property which do not impair the use or occupancy of the Leased Property for the purposes for which it is currently used in connection with the PH Business; and (f) purchase money liens and liens securing rental payments under capital lease arrangements, in each case for sums not yet due and for which adequate reserves have been established in accordance with GAAP.
"Person" means an individual, corporation, professional corporation, partnership, limited liability partnership, professional limited liability partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.
"Personal Data" means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or with respect to which there is a reasonable basis to believe the data in combination with any other information or data available to an Acquired Company is capable of identifying an individual).
"PH Business" shall have the meaning set forth in the Recitals.
"PHB Services" means the following products and services provided by the Seller and its Subsidiaries prior to the date hereof: (A) Self-Directed Digital Programs; (B) Lifestyle Management Coaching; (C) Disease Management Services; (D) High Risk / Cost Management Services, including End of Life; (E) Patient Centered Medical Homes; (F) Diabetes Services Solution; (G) Care Transitions Solution; (H) the Ornish Intensive Cardiac Rehabilitation Programs; and (I) Blue Zone Community Transformation Projects.
"Physical Medicine Benefit Management Business" means the delivery of specialty benefit management services (including leased provider networks and network management, credentialing, claims processing, utilization management, and consulting) and the creation, management and delivery of the Healthways WholeHealth Living™, which is a health and well-being network encompassing more than 40,000 practitioners and fitness centers as well as more than 40 complimentary alternative medicine specialties and subspecialties which includes:  acupuncture, exercise/movement, wellness centers, physical medicine, massage and body work, mind/body relaxation, holistic practitioners/physicians, diet and supplement advisors and other related providers, practitioners, service offerings and products.
"Prime Fitness Business" means the Seller's Prime® fitness network business of nationwide fitness facilities that provides participants access to multiple gym options and provides tools and trackers to help engage participants in their fitness plans.
"Privacy Agreements" shall have the meaning set forth in Section 3.20(a).
"Privacy and Data Security Policies" shall have the meaning set forth in Section 3.20(c).
"Privacy Laws" shall have the meaning set forth in Section 3.20(a).
"Purchase Price" shall have the meaning set forth in Section 2.2(a).
"Purchaser" shall have the meaning set forth in the Preamble.
"Purchaser Balance Sheet" shall have the meaning set forth in Section 5.6.
"Purchaser Common Stock" means Purchaser's Common Stock, par value $0.001 per share.
"Purchaser Confidential Information" shall have the meaning set forth in Section 9.1.
"Purchaser Disclosure Letter" shall have the meaning set forth in the first paragraph of Article 5.
"Purchaser Indemnified Parties" shall have the meaning set forth in Section 8.2(a).
"Purchaser Interim Financial Statements" shall have the meaning set forth in Section 5.6.
"Purchaser Material Adverse Effect" means any event, change, circumstance, effect or state of facts that has a materially adverse effect on the business, financial condition, operations, assets or results of operations of the Purchaser and its Subsidiaries, taken as a whole; provided, however, that a Purchaser Material Adverse Effect shall not include the effect of any event, change, circumstance, effect or state of facts to the extent arising out of or attributable to any of the following: (a) matters affecting Purchaser's and its Subsidiaries' industry generally, except to the extent they affect Purchaser's and its Subsidiaries' businesses disproportionately as compared to other similarly-situated companies; (b) any changes in general economic or financial conditions or markets, except to the extent they affect Purchaser's or any of its Subsidiaries' businesses disproportionately as compared to other similarly-situated companies; (c) any changes in GAAP or other accounting principles applicable to Purchaser or any of its Subsidiaries, or requirement, or standards, interpretations or enforcement thereof; (d) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any foreign jurisdiction in which Purchaser's or any of its Subsidiaries' businesses operate, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any foreign jurisdiction in which Purchaser's or any of its Subsidiaries' businesses operate; (e) any force majeure events outside the control of Purchaser, including any earthquakes, floods, hurricanes, tropic storms, fires or other natural disasters or any national, international or regional calamity; (f) changes in Laws issued by any Governmental Authority; (g) the taking of any action by Purchaser of any of its Affiliates or representatives contemplated by this Agreement or the other agreements contemplated hereby or taken with the Seller's express written consent or the announcement of this Agreement and the transactions contemplated hereby; (h) any existing event, occurrence, or circumstance set forth in the Purchaser Disclosure Letter as of the date of this Agreement; (i) the failure of Purchaser to meet any projections, forecasts, budgets or estimates of or relating to Purchaser, any of its Subsidiaries or their respective businesses for any period, including with respect to revenue, earnings, cash flow or cash position; provided, however that the underlying cause of such failure may be taken into account in determining whether a Purchaser Material Adverse Effect exists; (j) any adverse change in or effect on Purchaser's or any of its Subsidiaries' businesses that is cured to the Seller's reasonable satisfaction by Purchaser before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 10; and (k) any adverse change in or effect on Purchaser's or any of its Subsidiaries' businesses that is caused by any delay in consummating the Closing after the specific date referred to in Section 2.01 as a result of any breach by the Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing.
"Purchaser Working Capital Schedule" shall have the meaning set forth in Section 2.3(a).
"Qualified Beneficiary" or "Qualified Beneficiaries" shall have the meaning set forth in Section 4980B(g)(1) of the Code.
"Qualifying Event" shall have the meaning set forth in COBRA.
"Restructuring" shall have the meaning set forth in the Recitals.
"Restricted Business" shall have the meaning set forth in Section 9.3(c).

"Retained Asset" shall have the meaning ascribed to such term in the Contribution and Assumption Agreement.
"Sale" shall have the meaning set forth in the Recitals.
"Sanctions Investigation" shall have the meaning set forth in Section 3.17(d).
"Sausalito Lease Assignment" means the assignment of leases in Sausalito, California, substantially in the form set forth on Exhibit F.
"Security Incident" means the actual unauthorized processing, loss, use, disclosure, alteration, destruction or other compromise or acquisition of or access to any Personal Data or actual intrusion by an unauthorized third party into the Seller's or its Subsidiaries' computers, networks, or servers.
"Self-Directed Digital Programs" means the following digital and telephonic programs designed to collect data regarding an individual's health and well-being and provide educational information and resources on well-being improvement and behavior change:
•
Gallup Healthways Well-Being 5 Survey – a web and mobile survey instrument and reporting experience used to measure, report and track an individual's well-being and to identify areas for targeted improvement;

•
Well-Being Go and Well-Being Connect – web and mobile capabilities to provide access to educational resources, trackers, group and challenges and other resources to support behavior change for individuals;

•	Innergy Healthier Weight – a telephonic, web and mobile based comprehensive solution designed to produce measurable, sustained weight loss;
•	Quitnet Tobacco Cessation – a telephonic, web and mobile based tobacco cessation educational program, along with the online global community to support tobacco cessation; and
•	Financial Well-Being Powered by Dave Ramsey – a web and mobile educational and behavior change program based on Dave Ramsey's financial well-being principles.
 "Seller" shall have the meaning set forth in the Preamble.
"Seller Change in Control" shall have the meaning set forth in Section 9.3(d).
"Seller Tax Claim" shall have the meaning set forth in Section 8.7(a).

"SilverSneakers® Fitness Business" means the Seller's SilverSneakers® exercise programs and services for adults ages 65 and older that use a combination of fitness and social activities to empower participants to take control of their well-being.
"Software" means computer software, programs, data and databases in any form, including Source Code, Object Code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related Documentation, developer notes, comments and annotations.
"Source Code" means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.
"Straddle Period" shall have the meaning set forth in Section 8.2(a)(iii).
"Strategic Partnership" shall mean WB5.
"Subsidiary" with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled (including by Contract), directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Notwithstanding the foregoing, for purposes of this Agreement, the Strategic Partnerships shall not be considered Subsidiaries of the Seller.
"Suppliers" shall have the meaning set forth in Section 9.3(b).
"Takeover Proposal" means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of: (a) all or a material portion of an Acquired Company's assets; (b) any material asset of an Acquired Company, (c) any securities of an Acquired Company or (d) all or a material portion of the PH Business, other than, in each case, the proposed sale of the MeYouHealth business as described in Section 3.12(b) of the Company Disclosure Letter.
"Tax" or "Taxes" means: (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, prohibited transactions, premiums, franchise, profits, inventory, capital stock, license, lease, service, service use, withholding, FICA, FUTA, social security, unemployment, payroll, employment, excise, severance, stamp, occupation, healthcare or health insurance, property, windfall profits, alternative or add-on minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Taxing Authority, together with any interest, and any penalties, fines, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, Contract, assumption, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person, or otherwise.
"Tax Benefit" shall have the meaning set forth in Section 8.5(b).
"Tax Return" means all returns, reports, statements, forms or other materials or information required to be filed or filed with any Taxing Authority responsible for the imposition or administration of Taxes, including any elections, declarations, schedules or other attachments thereto and any amendments thereof.
"Taxing Authority" means any Governmental Authority responsible for the imposition or administration of Taxes.
"Third Party Intellectual Property Rights" means any Intellectual Property owned by a Person other than Seller or one of its Subsidiaries.
"Transfer Taxes" shall have the meaning set forth in Section 8.7(b).
"Transfer Tax Return" shall have the meaning set forth in Section 8.7(b).
"Transition Services Agreement" shall have the meaning set forth in Section 2.2(b)(i)(H).
"Transition Year" means the one (1) year period beginning on the Closing Date.
"WB5" means WB5, LLC, a Delaware limited liability company.
"WBIC Subleases" means the sublease of the Baltimore and Seattle locations to be entered between the Seller or one of more of its Subsidiaries (other than an Acquired Company) and the Company in substantially the form of sublease agreement attached hereto as

Exhibit G and the license of the Chandler location in substantially the form of the license agreement attached hereto as Exhibit H.
"WC Objection Notice" shall have the meaning set forth in Section 2.3(c).
"WC Resolution Period" shall have the meaning set forth in Section 2.3(c).
"Working Capital" shall have the meaning set forth in Section 2.3(a).
"Working Capital Estimate" shall have the meaning set forth in Section 6.13.
"Working Capital Shortfall" shall have the meaning set forth in Section 2.3(e).
"Working Capital Surplus" shall have the meaning set forth in Section 2.3(e).
"Working Capital Target" means $0.
SECTION 1.2. Interpretation.  In this Agreement, unless a clear contrary intention appears:
(a) the singular number includes the plural number and vice versa;
(b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement;
(c) reference to any gender includes each other gender;
(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof,
(e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, at or prior to the Closing, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect, at or prior to the Closing and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;
(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";
(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;
(k) the terms "Dollars" and "$" mean United States Dollars; and
(l) references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement.
ARTICLE 2
SALE AND PURCHASE OF INTERESTS; CONSIDERATION
SECTION 2.1. Sale and Purchase of Interests; Closing.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from the Seller, the Interests, free and clear of all Liens, other than applicable federal and state securities Laws restrictions. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Bass, Berry & Sims PLC, located at 150 Third Avenue South, Suite 2800, Nashville, Tennessee, on the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article 7 (other than those conditions which are to be satisfied on the Closing Date, which shall be satisfied on the Closing Date) or on such other date as is mutually agreeable to Purchaser and the Seller.  The date of the Closing is herein referred to as the "Closing Date."

SECTION 2.2. Consideration; Closing Deliveries.
(a)  Consideration. The aggregate consideration for the Interests (such total, subject to adjustment pursuant to Section 2.3, Section 2.4 and Article 8, being referred to herein as the "Purchase Price") shall be $30,000,000, evidenced by the ACER.
(b)  Closing Deliveries.
(i)  On the Closing Date, the Seller will deliver, or caused to be delivered, to Purchaser  each of the following:
A. a certificate, dated as of the Closing Date, signed on behalf of the Company by the Secretary or Assistant Secretary of the Company and attaching with respect to the Company: (i) each Acquired Company's Organizational Documents; (ii) certificates of good standing of each U.S. Acquired Company dated of a recent date and certified by the Secretary of State of such Person's jurisdiction of formation and all other jurisdictions where such Person is required to be qualified to do business; (iii) all resolutions of the Company's board of directors (or similar governing body) relating to this Agreement or the

Sale; (iv) all resolutions of any Acquired Company relating to the Contribution and Assumption Agreement or the Restructuring; and (v) incumbency and signatures of the officers of the Company executing this Agreement;
B. a certificate, dated as of the Closing Date, signed on behalf of the Seller by the Secretary or Assistant Secretary of the Seller and attaching with respect to the Seller: (i) all resolutions of the Seller's board of directors (or similar governing body) and, to the extent required, stockholders, relating to the Contribution and Assumption Agreement, the Restructuring, this Agreement and the transactions contemplated by this Agreement and (ii) incumbency and signatures of the officers of the Seller executing this Agreement;
C. appropriate documentation evidencing the transfer of the Interests and the Seller's withdrawal as a member of the Company, in each case duly executed by the Seller;
D. written resignations of directors and officers of each acquired Company, other than the individuals set forth on Schedule 2.2(b)(i)(D), in form and substance reasonably satisfactory to Purchaser;
E.  $25,000,000 in unrestricted, available cash to an account or accounts designated by Purchaser prior to the Closing Date;
F.  [Intentionally Omitted.]
G.  a certificate, dated as of the Closing Date, signed on behalf of the Seller by an authorized officer of the Seller certifying the matters set forth in Sections 7.1(a), (b), (c), (d), (g) and (h);
H.  an executed copy of the Transition Services Agreement, in the form attached hereto as Exhibit I (the "Transition Services Agreement"), duly executed by the Seller and the Company;
I.  a statement, meeting the requirements of Sections 1.897-2(g)(2), (h)(1) and (h)(4) and Section 1.1445-2(c)(3) of the Treasury Regulations, to the effect that the Company is not and has not been a United States real property holding corporation within the meaning of Section 1097(c)(2) of the Code;
J.  evidence that all Company Expenses (other than Business Employee bonuses to be paid pursuant to Section 6.14(h)) have been paid and releasing all Acquired Companies from all obligations with respect thereto, in form and substance reasonably satisfactory to Purchaser;
K. an executed copy of that certain Headquarters Sublease, in substantially the form attached as Exhibit J (the "Headquarters Sublease"), duly executed by the Seller and the Company;

L.  executed copies of the WBIC Subleases, duly executed by the Company and the Seller (Baltimore) and American Healthways Services, LLC and the Company (Seattle), and the Seller and the Company (Chandler) respectively.
M.  executed copies of the Blue Zones Lease Assignments, duly executed by the Seller and the Company.
N.  an executed copy of the Sausalito Lease Assignment, duly executed by American Healthways Services, LLC and the Company.
O.  an appropriate receipt and release evidencing the termination of all Debt of all Acquired Companies, together with evidence of arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Liens held by the lenders under such Debt or under any Debt of the Seller or any of its Subsidiaries, each in form and substance reasonably satisfactory to Purchaser;
P.  an executed copy of that certain Data Stewardship Agreement, duly executed by the Seller and the Company;
Q.  the ACER, duly executed by the Seller; and
R.  an executed copy of the Contribution and Assumption Agreement, duly executed by the Seller and each of the other parties thereto, along with schedules thereto in form and substance acceptable to the Purchaser in its sole discretion.
(ii)  On the Closing Date, Purchaser will deliver, or caused to be delivered, to the Seller, each of the following:
A.  the ACER, duly executed by Purchaser;
B.  a certificate, dated as of the Closing Date, signed on behalf of Purchaser by the Secretary or Assistant Secretary of Purchaser and attaching with respect to Purchaser: (i) all resolutions of Purchaser's board of directors and stockholders relating to this Agreement and the transactions contemplated by this Agreement, (ii) certificates of good standing of Purchaser dated as of a recent date and certified by the Secretary of State of Purchaser's jurisdiction of incorporation and all other jurisdictions where Purchaser is required to be qualified to do business, and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement;
C.  a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an authorized officer of Purchaser certifying the matters set forth in Sections 7.2(a), (b), and (c);
D.  evidence of consent of Purchaser's lenders to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Seller; and

E.  evidence of an amendment to the Voting Agreement, granting a board seat to a representative  of Seller effective on the Closing Date, in substantially the form of Exhibit K.
SECTION 2.3.	Working Capital Adjustment.
(a) As soon as practicable (and in any event within ninety (90) days) after the Closing Date, Purchaser shall prepare and deliver to the Seller a consolidated balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Date Balance Sheet").  The Closing Date Balance Sheet shall be accompanied by a schedule (the "Purchaser Working Capital Schedule") which shall set forth in reasonable detail Purchaser's calculation of the Working Capital (as defined below) as of the close of business on the Business Day immediately preceding the Closing Date.  For purposes of this Agreement: (1) "Current Assets" means the consolidated current assets of the Acquired Companies (excluding Tax assets), determined in accordance with GAAP consistently applied, except as adjusted pursuant to Schedule 2.3; (2) "Current Liabilities"  means the consolidated current Liabilities of the Acquired Companies (excluding Tax Liabilities), determined in accordance with GAAP consistently applied, except as adjusted pursuant to Schedule 2.3; and (3) "Working Capital" shall mean the Current Assets minus the Current Liabilities. Except as provided in this Section 2.3(a) or Schedule 2.3, Working Capital (and components thereof) shall be determined in accordance with GAAP, consistent with the practices of Seller prior to the Closing Date.
(b) Following the delivery of the Closing Date Balance Sheet to the Seller, Purchaser shall provide the Seller and its accountants and representatives, at the request of the Seller, with reasonable access during normal business hours to (i) the personnel used by Purchaser in the preparation of the Purchaser Working Capital Schedule and Closing Date Balance Sheet and (ii) books and records of the Acquired Companies as may reasonably be required for the review of the Purchaser Working Capital Schedule and Closing Date Balance Sheet (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege, protect any proprietary or confidential information unrelated to the PH Business, or comply with third-party confidentiality obligations in effect as of the date hereof (the "Confidentiality Limitations")).
(c) If the Seller has any objections to the Closing Date Balance Sheet or the Purchaser Working Capital Schedule (or any component thereof), it shall deliver to Purchaser a statement describing its objections to Purchaser (the "WC Objection Notice") within sixty (60) days after Purchaser's delivery of the Closing Date Balance Sheet; provided, however, if Purchaser does not provide the Seller and its accountants and representatives with reasonable access during normal business hours to (A) the personnel used by Purchaser in the preparation of the Purchaser Working Capital Schedule and Closing Date Balance Sheet and (B) subject to the Confidentiality Limitations, the books and records of the Acquired Companies as may reasonably be required for the review of the Purchaser Working Capital Schedule and the Closing Date Balance Sheet within five (5) days after a request thereof (or such shorter period as may remain in such sixty (60) day period), such sixty (60) day period shall be extended by one Business Day for each additional Business Day required for Purchaser to comply with this proviso.  The Seller shall include in the WC Objection Notice a reasonably detailed calculation of the Working Capital as of the Closing Date as determined by the Seller. Subject to the proviso set forth in the first sentence of this Section 2.3(c), (x) if the Seller fails to deliver an WC Objection Notice within sixty (60) days after Purchaser's delivery of the Closing Date Balance Sheet to the Seller, then the Working Capital set forth on the Purchaser Working Capital Schedule shall be deemed the Final Working Capital Amount, and (y) if the Seller delivers to Purchaser the WC Objection Notice within such sixty (60) day period, and Purchaser disagrees with the Seller's objection, then Purchaser and the Seller will, during the fifteen (15) Business Day period following the date of the WC Objection Notice, or such longer period as the Seller and Purchaser may mutually agree (the "WC Resolution Period"), use reasonable efforts to resolve any such objection themselves.
(d) If at the conclusion of the WC Resolution Period, Purchaser and the Seller have not reached an agreement on the Seller's objections set forth in the WC Objection Notice, then either Purchaser or the Seller may submit any amounts and issues remaining in dispute to Deloitte & Touche LLP (the "Accounting Firm").  In the event the parties submit any amounts or issues remaining in dispute to the Accounting Firm, each party will submit a Closing Statement (which in the case of each party may be a Closing Statement that, with respect to any amounts or issues originally in dispute (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Seller, or the WC Objection Notice delivered to Purchaser, as applicable) together with such supporting documentation as it deems appropriate. The Accounting Firm will resolve such dispute by choosing, in its entirety, the Closing Statement proposed by either the Seller or Purchaser, and will make no other resolution of such dispute (including by combining elements of the Closing Statements submitted by both parties). The costs and expenses of the Accounting Firm will be paid by the party whose Closing Statement is not chosen by the Accounting firm in its resolution of the dispute.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring the cost and expense.  The Accounting Firm's determination must be made within thirty (30) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the time of the election by either Purchaser or the Seller to submit the objections to the Accounting Firm), or such longer period as the Accounting Firm may reasonably require, pursuant to a report setting forth such calculation and a reasonable basis for each of its determinations. Such report shall, absent manifest error, be final and binding upon the Seller and Purchaser for all purposes under this Agreement.  There shall be no ex parte communications between any party hereto and the Accounting Firm.
(e) Upon determination of the Final Working Capital Amount (as defined below): (a) if the Working Capital Target exceeds the Final Working Capital Amount by more than $500,000 (a "Working Capital Shortfall"), the Purchase Price shall be reduced in accordance with Section 2.3(f) by an amount equal to such excess; and (b) if the Final Working Capital Amount exceeds the Working Capital Target by more than $500,000 (a "Working

Capital Surplus"), the Purchase Price shall be increased in accordance with Section 2.3(f) by such excess. For purposes of clarification, should the difference between the Working Capital Target and the Final Working Capital Amount be equal to or less than $500,000, then there shall be no adjustment to the Purchase Price  on account of the Final Working Capital Amount.  The term "Final Working Capital Amount" shall mean: (i) if the Seller fails to deliver a WC Objection Notice within the thirty (30) day period set forth in Section 2.3(c), the Working Capital Amount set forth on the Purchaser Working Capital Schedule; and (ii) if the Seller delivers a WC Objection Notice within the thirty (30) day period set forth in Section 2.3(c), the definitive Working Capital as of the Closing Date agreed to by the Seller and Purchaser in accordance with Section 2.3(c) or the Working Capital as of the Closing Date resulting from the determination made by the Accounting Firm in accordance with Section 2.3(d).
(f) The Purchase Price shall be adjusted to account for a Working Capital Shortfall or Working Capital Surplus by: (i) in the case of a Working Capital Shortfall, Seller paying to Purchaser, within five (5) Business Days of determination of Final Working Capital Amount, an amount of cash equal to the Working Capital Shortfall in immediately available funds to an account designed by Purchaser; and(ii) in the case of a Working Capital Surplus, increasing , within five (5) Business Days of determination of Final Working Capital Amount, the Face Amont by an amount  equal to the Working Capital Surplus ; provided, that any payment pursuant to this Section 2.3(f) shall be excluded from the calculation of Negative Cash Flows for purposes of Section 2.4.
SECTION 2.4.  Negative Cash Flow Adjustment.
(a)  Adjustment. In addition to the Purchase Price adjustment set forth in Section 2.3, the Purchase Price shall be subject to further downward adjustment to the extent Negative Cash Flows (as defined in Schedule 2.4 and calculated pursuant to this Section 2.4 and Schedule 2.4) during the Transition Year exceeds $25,000,000; provided¸ however, that in no event shall the reduction to the Purchase Price as a result of this Section 2.4 exceed Twenty Million Dollars ($20,000,000) (it being understood that this limitation shall not apply to other potential adjustments to the Purchase Price set forth elsewhere in this Agreement).  Any Purchase Price adjustment made under this Section 2.4 shall be made exclusively by downward adjustment to the number of shares of Purchaser Common Stock issuable pursuant to the ACER and the Seller and Purchaser shall take such steps necessary to effect any adjustment to the Face Amount required by this Section 2.4, including execution of an appropriate amendment to the ACER.  The parties agree to treat any reduction in the shares of Purchaser Common Stock issuable pursuant to the ACER as adjustment to the Purchase Price for income Tax purposes to the extent permitted by applicable Law.
(b)  Calculation.
(i)  As soon as practicable (and in any event within ninety (90) days) after the end of the Transition Year, Purchaser shall prepare and deliver to the Seller a consolidated statement of cash flows for the Acquired Companies covering the Transition Year

(the "Cash Flow Statement"), which shall set forth Purchaser's calculation of the Negative Cash Flows for the Transition Year. Following the delivery of the Cash Flow Statement to the Seller, Purchaser shall provide the Seller and its accountants and representatives, at the request of the Seller, with reasonable access during normal business hours to (A) the personnel used by Purchaser in the preparation of the Cash Flow Statement and (B) the books and records of the Acquired Companies as may reasonably be required for the review of the Cash Flow Statement (subject to the Confidentiality Limitations).
(ii)  If the Seller has any objections to the Cash Flow Statement (or any component thereof), it shall deliver to Purchaser a statement describing its objections to Purchaser (the "CF Objection Notice") within sixty (60) days after Purchaser's delivery of the Cash Flow Statement; provided, however, if Purchaser does not provide the Seller and its accountants and representatives with reasonable access during normal business hours to (A) the personnel used by Purchaser in the preparation of the Cash Flow Statement and (B) subject to the Confidentiality Limitations, the books and records of the Acquired Companies as may reasonably be required for the review of the Cash Flow Statement within five (5) days after a request therefor (or such shorter period as may remain in such sixty (60) day period), such sixty (60) day period shall be extended by one Business Day for each additional Business Day required for Purchaser to comply with this proviso.  The Seller shall include in the CF Objection Notice a reasonably detailed explanation of its objections to the Cash Flow Statement and the Seller's resultant calculation of the Negative Cash Flows. Subject to the proviso set forth in the first sentence of this Section 2.4(b)(ii), (x) if the Seller fails to deliver a CF Objection Notice within sixty (60) days after Purchaser's delivery of the Cash Flow Statement to the Seller, then the Negative Cash Flows set forth on the Cash Flow Statement shall be deemed the Final Negative Cash Flows, and (y) if the Seller delivers to Purchaser the CF Objection Notice within such sixty (60) day period, and Purchaser disagrees with the Seller's objection, then Purchaser and the Seller will, during the fifteen (15) Business Day period following the date of the CF Objection Notice, or such longer period as the Seller and Purchaser may mutually agree (the "CF Resolution Period"), use reasonable efforts to resolve any such objection themselves.
(iii)  If at the conclusion of the CF Resolution Period, Purchaser and the Seller have not reached an agreement on the Seller's objections set forth in the CF Objection Notice, then either Purchaser or the Seller may submit any amounts and issues remaining in dispute to the Accounting Firm.  In the event the parties submit any amounts or issues remaining in dispute to the Accounting Firm, each party will submit a Cash Flow Statement (which in the case of each party may be a Cash Flow Statement that, with respect to any amounts or issues originally in dispute (but not, for the avoidance of doubt, with respect to any other items), is different than the Cash Flow Statement initially submitted to the Seller, or the CF Objection Notice delivered to Purchaser, as applicable) together with such supporting documentation as it deems appropriate.  The Accounting Firm will resolve such dispute by choosing, in its entirety, the Cash Flow Statement proposed by either the Seller or Purchaser, and will make no other resolution of such dispute (including by combining elements of the Closing Statements submitted by both parties). The costs and expenses of the Accounting Firm will be paid by the party whose calculation of the Adjustment Amount is not chosen by the Accounting Firm in its resolution of the dispute. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring the cost and expense.  The Accounting Firm's determination must be made within thirty (30) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the time of the election by either Purchaser or the Seller to submit the objections to the Accounting Firm), or such longer period as the Accounting Firm may reasonably require, pursuant to a report setting forth such calculation and a reasonable basis for each of its determinations. Such report shall, absent manifest error, be final and binding upon the Seller and Purchaser for all purposes under this Agreement.  There shall be no ex parte communications between any party hereto and the Accounting Firm.
(iv)  Upon determination of the Final Negative Cash Flows (as defined below), if the Negative Cash Flows: (A) is equal to or less than $25,000,000, there shall be no adjustment to the Purchase Price; or (B) exceeds $25,000,000, then the Purchase Price shall be reduced in accordance with Section 2.4(a) by an amount equal to such excess; provided¸ however, that in no event shall the reduction to the Purchase Price as a result of this Section 2.4 exceed Twenty Million Dollars ($20,000,000) (it being understood that this limitation shall not apply to other potential adjustments to the Purchase Price set forth elsewhere in this Agreement).  The term "Final Negative Cash Flows" shall mean: (i) if the Seller fails to deliver a CF Objection Notice within the applicable period set forth in Section 2.4(b)(ii), the Negative Cash Flows set forth on the Purchaser Cash Flow Statement; and (ii) if the Seller delivers a CF Objection Notice within the applicable period set forth in Section 2.4(b)(ii), the definitive Negative Cash Flows as of the Closing Date agreed to by the Seller and Purchaser in accordance with Section 2.4(b)(ii) or the Negative Cash Flows as of the Closing Date resulting from the determination made by the Accounting Firm in accordance with Section 2.4(b)(iii) (which shall reflect those items theretofore agreed to by the Seller and Purchaser during the CF Resolution Period or otherwise in accordance with Section 2.4(b)(ii)).
(c)  Joint Committee. Promptly following the Closing, but not later than ten (10) days following the Closing, the Seller and Purchaser shall each appoint two (2) representatives to participate in a joint oversight committee (the "Committee"), which shall include the chief executive officer of each of Seller and Purchaser or his designee (which designee shall be a member of the executive leadership team with direct reporting responsibility to the chief executive officer of such party).  The Committee shall meet monthly during the Transition Year (or such other frequency mutually agreed upon by the Seller and Purchaser) to monitor and review the Negative Cash Flows during the immediately preceding calendar month and to-date for the Transition Year.  Purchaser shall reasonably promptly provide to the Committee all data requested by any member of the Committee that is reasonably related to the calculation of Negative Cash Flows during any portion of the

Transition Year; provided, that Purchaser shall not be required to provide to the Committee any data or materials to the extent that such disclosure would be reasonably likely to: (i) jeopardize any attorney-client or other legal privilege; or (ii) contravene any applicable Laws, fiduciary duty or binding agreement (so long as a purpose of such binding agreement was not to prevent the Committee from having access to any data related to the calculation of Negative Cash Flows during any portion of the Transition Year).  For the avoidance of doubt, the Committee shall have no operating or management authority related to Purchaser or any of its Affiliates, including the Acquired Companies, but Purchaser shall regularly consult with the Committee regarding the operation and management of the PH Business during the Transition Year. All information and documentation reviewed by or provided to the Seller or its representatives participating in the Committee will be deemed Purchaser Confidential Information and will be kept confidential in accordance with, and will otherwise be subject to, the terms set forth in Section 9.2.
(d)  Records; Operation of the Company. During the period from the Closing until the determination of Final Negative Cash Flows, Purchaser shall (and shall cause the Acquired Companies to) generate and maintain accurate records (in all material respects) sufficient to allow the calculation and review of Negative Cash Flows and the Cash Flow Statement.  During the Transition Year, Purchaser shall (and shall cause the Acquired Companies to) remain engaged primarily in the PH Business, and Purchaser shall not (and shall cause the Acquired Companies, not to) take any action, or refrain from taking any action, with the primary purpose of causing an increase in Negative Cash Flows and resultant reduction in the Purchase Price.
(e)  Acknowledgments.  For purposes of clarification, the parties acknowledge and agree that:
(i)  following the Closing, Purchaser and the Acquired Companies will have the unfettered authority and freedom to operate their respective businesses, free from any restrictions or obligations, whether express or implied, except as expressly set forth in this Section 2.4;
(ii)  neither Purchaser nor any of its Affiliates is making, and the Seller is not relying upon, any representations or warranties with respect to the results of operations of the Acquired Companies following the Closing;
(iii)  the parties intend that the parties' relationship and obligations in respect of the subject matter of this Section 2.4 will be solely governed by the express provisions of this Section 2.4 and Schedule 2.4; and
(iv)  the calculation of Negative Cash Flow shall exclude any Losses for which Seller has indemnified a Purchaser Indemnified Party in accordance with Section 8.2.
(f)  Certain Events.
(i)  In the event an Acquired Company acquires by purchase, exchange, merger, asset sale or otherwise any Person or business, whether or not engaged in a business similar or related to the PH Business (an "Acquired Business"), on or prior to the end of the Transition Year, Purchaser and the Acquired Companies, shall each account for any Acquired Business such that the calculation of Negative Cash Flows: (A) will not be affected by such transaction or event involving an Acquired Business; and (B) will continue to be reasonably determinable pursuant to the terms of this Section 2.4.
(ii)  In the event of: (A) a merger, consolidation or sale of all or substantially all of the equity or assets of Purchaser, the Company or the PH Business with or to any Person (other than Purchaser or any of its Affiliates or where Purchaser or the Company is the surviving Person in such merger or consolidation); or (B) the liquidation, dissolution, winding up, bankruptcy or insolvency of Purchaser, in each case, that is consummated prior to the end of the Transition Year (each, an "Early Transition Year Event"), the date of the consummation of the Early Transition Year Event shall be deemed the end of the Transition Year for purposes of calculating Negative Cash Flows (and for the avoidance of doubt, the Negative Cash Flows incurred prior to the Early Transition Year Event shall not be annualized).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES AND THE PH BUSINESS
As inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in the disclosure letter (each section or subsection of which qualifies the correspondingly numbered section or subsection in this Article 3 and any other section or subsection in this Article 3 to the extent the applicability of the disclosure to such other section or subsection is readily apparent on its face) delivered herewith by the Seller to Purchaser (the "Company Disclosure Letter"), the Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:
SECTION 3.1.	Organization and Qualification.
(a)  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to conduct the PH Business.  The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary (each of which is set forth on Section 3.1(a) of the Company Disclosure Letter), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)  The Company was formed solely to effect the Restructuring and the Sale.  As of the date hereof, except for Liabilities expressly assumed pursuant to the Contribution and Assumption Agreement, and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, the Company has not directly or indirectly, incurred any Liabilities or Debt or entered into any Contracts with any Person.
(c)  The Company has delivered or made available to Purchaser true, correct and complete copies of the Organizational Documents of each Acquired Company.

SECTION 3.2.	Capitalization.
(a)  There are currently no outstanding options, warrants or other agreements pursuant to which the Company is obligated to issue or pursuant to which any Person is (or may become) entitled to purchase any equity or voting interests in the Company.
(b)  Other than as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company has no securities or equity or ownership interests outstanding.
(c)  Each outstanding equity and ownership interest of the Company is duly authorized and validly issued, and was issued in compliance with all state and federal securities Laws. All outstanding equity interests in the Company are owned by the Seller free and clear of all Liens (other than applicable federal and state securities Laws restrictions). Except for rights granted to Purchaser under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company.  No equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments, or under any provision of applicable Law, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound.
(d)  There are not any authorized or outstanding: (i) options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from the Company or any phantom stock, stock appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company; (ii) or rights or Contracts to which the Company is a party requiring, or convertible securities of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Company or other securities convertible into shares of capital stock or other equity interests of the Company.
SECTION 3.3.              Subsidiaries.
(a)  Section 3.3(a) of the Company Disclosure Letter sets forth, as of the Closing, the name of each of Acquired Subsidiary, and, with respect to each such Person: (i) the jurisdiction in which it is incorporated or organized, (ii) the number of shares of its authorized capital stock (or other ownership interests) and the number and class of shares (or other ownership interests) thereof duly issued and outstanding, (iii) as of the Closing, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner, and (iv) the names of its officers and directors or other governing Persons; provided, that Section 3.3(a) of the Company Disclosure Letter will not include, as of the date hereof, the foregoing information with respect to an entity to be formed by Seller in either Ireland or The Netherlands (as determined by Purchaser) in connection with the Restructuring, which formation will be at Purchaser's direction given to Seller in writing at least ten (10) Business Days prior to the Closing (such entity, the

"Foreign Holdco"). Each Acquired Subsidiary is a duly organized and validly existing entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary (which jurisdictions are set forth on Section 3.3(a) of the Company Disclosure Letter), except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. Each Acquired Subsidiary has all requisite corporate or entity power and authority to conduct its business as now conducted and to own and operate its assets as now owned and operated by it.
(b)  Each outstanding equity and ownership interest of each of Acquired Subsidiary is duly authorized and validly issued, fully paid and nonassessable, was issued in compliance with all state and federal securities Laws, and as of the Closing is held beneficially and of record by the Company or another Acquired Company, except as set forth on Section 3.3(a) of the Company Disclosure Letter, in each case free and clear of any and all Liens (other than applicable federal and state securities Laws restrictions). Except as set forth on Section 3.3(a) of the Company Disclosure Letter and except as part of the Restructuring, there are no outstanding obligations that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any Acquired Subsidiary.  No shares of capital stock or other equity or ownership interests of any Acquired Subsidiary have been issued in violation of any rights, agreements, arrangements or commitments, or under any provision of applicable Law, the Organizational Documents of such Person or any Contract to which such Person is a party or by which such Person is bound.
(c)  Except as part of the Restructuring, there are not any authorized or outstanding: (i) options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from any Acquired Subsidiary or any phantom stock, stock appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of any of any Acquired Subsidiary, or (ii) or rights or Contracts to which any Acquired Subsidiary is a party requiring, or convertible securities of any Acquired Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Acquired Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.
(d)  Except as set forth on Section 3.3(a) of the Company Disclosure Letter, as of the Closing, no Acquired Company owns any shares, equity or debt securities or other ownership interest, directly or indirectly, in any other Person, nor is any of them party to any Contract to acquire any such shares, securities or other ownership interest, or subject to any obligation to make any further debt or equity investment in any Person listed in Section 3.3(a) of the Company Disclosure Letter.
SECTION 3.4.   Authorization.  All company action on the part of each Acquired Company and their respective officers, directors and stockholders, members or other holders of equity necessary for the authorization, execution and delivery of and the performance of all obligations of it under this Agreement and the Contribution and Assumption Agreement has been taken.  Assuming this Agreement constitutes the valid and legally binding obligation of Purchaser, this Agreement and the Contribution and Assumption Agreement each constitutes the valid and legally binding obligation of the Company and each Acquired Subsidiary party thereto enforceable in accordance with its respective terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, insolvency, moratorium or other Laws of general application relating to or affecting the enforcement of creditors' rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies.

SECTION 3.5.  Corporate Records.  The minute books, transfer books and stock ledgers (or equivalent materials) of the Acquired Companies are complete and correct in all material respects and contain complete and accurate records of all material actions previously taken by the board of directors or similar governing bodies, any committees thereof, and such Person's stockholders (or other equity owners).  Each Acquired Company's books, records and accounts accurately reflect the activities of such Person and have been kept in accordance with sound business practices.

SECTION 3.6.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority.

SECTION 3.7.  Non-Contravention.  Except as set forth in Section 3.7 of the Company Disclosure Letter, neither the fulfillment by the Company of its obligations under this Agreement nor consummation of the Sale or the Restructuring will violate: (A) any provision of an Acquired Company's Organizational Documents; (B) any Material Contract or material Permit to which an Acquired Company is party or by which such Person or its assets is bound; or (C) any order or decree of any court or Governmental Authority.

SECTION 3.8.  Financial Statements; Records.  Attached hereto as Section 3.8(a)(i) of the Company Disclosure Letter are the following financial statements (the "Business Financial Statements"): (a) the audited special purpose balance sheet with respect to the PH Business as of December 31, 2015 (the "Balance Sheet") and the related special purpose statement of income and cash flow for the fiscal year then ended (the "Business Audited Financial Statements"); and (b) the unaudited balance sheet with respect to the PH Business as of March 31, 2016 (the "Business Unaudited Financial Statements").  The Business Financial Statements: (i) have been prepared in accordance with a contractual basis of accounting, which is GAAP (except, in the case of the Business Audited Financial Statements and the Business Unaudited Financial Statements, as set forth in Section 3.8(a)(ii) of the Company Disclosure Letter, and in the case of the Business Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Business Audited Financial Statements) and normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material), consistently applied; (ii) have been prepared in accordance with the books and records of the PH Business; and (iii) fairly present in all material respects the financial condition and results of operations and cash flows of the PH Business as of the respective dates thereof and for the periods indicated therein in accordance with the basis of accounting described in subsection (i) above.
SECTION 3.9.  Accounts Receivable.  All accounts receivable of the PH Business as of the Closing represent valid and enforceable obligations arising from bona fide transactions in the ordinary course of business.  Except as otherwise currently reserved in the applicable Acquired Company's books and records, the accounts receivable existing as of the date hereof are, to the Seller's Knowledge, not subject to defense, claims or rights of setoff.  Section 3.9 of the Company Disclosure Letter sets forth a list of all of the accounts receivable of the PH Business outstanding as of June 30, 2016, along with a range of days elapsed since the original invoice. All accounts receivable of the PH Business as of the Closing will constitute Contributed Assets.

SECTION 3.10.  Absence of Undisclosed Liabilities.  Except for Liabilities reflected or disclosed on the Balance Sheet (including the notes thereto, if any), there are no Liabilities of an Acquired Company the type of which is required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for (i) immaterial Liabilities arising subsequent to the date of the Balance Sheet, in the ordinary course of business and consistent with past practice and (ii) Liabilities set forth on Section 3.10 of the Company Disclosure Letter.  No Acquired Company has any Liabilities that constitute Excluded Liabilities.

SECTION 3.11.  Permits.  Each Acquired Company holds all material Permits necessary for the conduct of the PH Business, each of which is listed in Section 3.11 of the Company Disclosure Letter and is in full force and effect.  No Acquired Company has received written notice of default, termination, revocation or modification of any such material Permit.

SECTION 3.12.  Absence of Certain Changes.  Except as set forth in the applicable subpart of Section 3.12 of the Company Disclosure Letter, since the date of the Balance Sheet, there has not been:
(a)  any event or occurrence reasonably expected to have, either alone or together, a Company Material Adverse Effect;
(b)  except as part of the Restructuring, any purchase, lease, license, acquisition or disposition of: (i) any material assets of the PH Business or of an Acquired Company; (ii) any securities of an Acquired Company; or (iii) any securities or material assets by an Acquired Company from any other Person;
(c)  except as part of the Restructuring, any declaration, setting aside or payments of any dividend or other distribution, or any other payment on or with respect to any of the equity of the Company;

(d)  except for the Sale and Restructuring, any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of an Acquired Company;
(e)  the incurrence of any Debt, or any creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the Balance Sheet (other than Permitted Liens) or on the capital stock (or other equity interest) of an Acquired Company;
(f)  any waiver by the Seller or any of its Subsidiaries of a material right or of a material debt owed to it in connection with the operation of the PH Business;
(g)  any material damage to or loss of any material asset or property used in the PH Business, whether or not covered by insurance;
(h)  any sale, assignment, transfer or grant of any Intellectual Property used in the PH Business to a Person that is not an Acquired Company (excluding non-exclusive licenses granted in the ordinary course of business), entry into any settlement regarding the breach or infringement of any Intellectual Property, or any action taken (or, to the Seller's Knowledge, the failure to take any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any of Intellectual Property;
(i)  any commencement or settlement of any litigation relating to the PH Business or any assets used therein involving an amount in excess of $100,000 for any one case;
(j)  any change in the accounting principles, methods or practices of the PH Business or any change by the Seller or one of its Subsidiaries in the manner it keeps its books and records relating to the PH Business or any change by the Seller or one of its Subsidiaries of its practices with regards to sales, receivables, payables or accrued expenses with respect to the PH Business;
(k)  any material change in the terms of any Employee Plan (except as required by applicable Law) or any increase in (or commitment, oral or written, to increase) compensation or benefits payable under any Employee Plan (including the acceleration of the right to receive benefits or payment thereunder), or any increase in the rate of compensation of employees or directors, generally, in each case other than changes made: (i) in the ordinary course of business, (ii) pursuant to existing Material Contracts set forth on Section 3.21 of the Company Disclosure Letter; or (iii) pursuant to the Seller's publicly announced structural reorganization and cost rationalization plan, which does not increase the compensation payable to any employee or the benefits provided under any Employee Plan;
(l)  any adoption of (or commitment, oral or written, to adopt) a new Employee Plan or any termination of (or commitment, oral or written, to terminate) any existing Employee Plan;

(m)  any election or changes in any election in respect of Taxes, any closing agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any extension or any waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or any notification by any Taxing Authority of any alleged Tax deficiency, claim or intention to initiate an audit or administrative review of any Tax Return;
(n)  any amendment to an Acquired Company's Organizational Documents;
(o)  any amendment of or termination of any Material Contract, or the entry of an Acquired Company into any Material Contract; or
(p)  any negotiation or agreement by or on behalf of an Acquired Company to do any of the things described in this Section 3.12.
SECTION 3.13.  Legal Proceedings.  Except as set forth in Section 3.13 of the Company Disclosure Letter, there is no Legal Proceeding pending against, or to the Knowledge of the Seller, threatened against, the PH Business or an Acquired Company or any of their respective assets or any Engaged Professional (solely with respect to services provided by such Person for or on behalf of an Acquired Company) before any Governmental Authority.  Section 3.13 of the Company Disclosure Letter sets forth a description of all Legal Proceedings asserted in writing against Seller or one of its Subsidiaries with respect to their operation of the PH Business since January 1, 2014.  There is no outstanding judgment, injunction, order, consent or decree of any Governmental Authority against the PH Business or an Acquired Company or any of their respective assets.

SECTION 3.14.	Employee Plans.
(a)  Section 3.14(a) of the Company Disclosure Letter lists each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and any other plan, Contract, program, arrangement or policy providing bonuses, profit sharing benefits, pension or other retirement benefits, compensation, deferred compensation, stock options, phantom stock, stock appreciation rights, stock purchase rights, restricted stock, restricted stock units or any performance-based units or other equity-related or synthetic equity arrangements, fringe benefits, severance payments, post-retirement benefits, scholarships, tuition reimbursements, health and welfare benefits, wellness benefits, disability benefits, sick leave pay, vacation pay, paid-time off programs, commissions, payroll practices, retention payments or other compensation or benefits (each such plan, Contract, program, arrangement or policy is referred to herein as an "Employee Plan") that (i) an Acquired Company sponsors, is a participating employer under or has, or could reasonably be expected to have, Liability with respect to, or has any obligation to contribute to for the benefit of current or former employees, directors, or any other Person performing services for an Acquired Company or (ii) is maintained by Seller or an ERISA Affiliate under which any Business Employee is entitled to any compensation or benefits.  The Seller has delivered or made available to Purchaser true, correct and complete copies of: (i) each Employee Plan document, any amendments thereto, and all documents embodying and relating to such Employee Plan, (ii)

each trust agreement and insurance policy (including any stop-loss policy), certificate of coverage or group annuity contract relating to any Employee Plan, (iii) annual reports including Forms 5500 (with schedules), 990 and 1041 for the preceding three years for each Employee Plan, as applicable, (iv) the most recent summary plan description and any summary of material modifications for each Employee Plan for which such documents are required, (v) the most recent favorable determination letter or opinion letter issued by the IRS for each Employee Plan intended to qualify under Section 401(a) of the Code, (vi) any documents related to an IRS or Department of Labor correction program or submission related to any Employee Plan, and (vii) any communication within the preceding 12 months involving an Employee Plan or related trust to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, Department of Health and Human Services or other Governmental Authority.
(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter, none of the Employee Plans is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), a "multiple employer plan" (within the meaning of Code Section 413(c)), a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or a welfare plan that is a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA). Except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates: (i) has withdrawn or partially withdrawn from any multiemployer plan, or (ii) has any withdrawal Liabilities with respect to any such plans.
(c) Each Employee Plan has been maintained, in form and operation, in material compliance with the terms of such Employee Plan and the requirements prescribed by ERISA, the Code, ACA, HIPAA and other applicable Law.  No condition exists that could cause an Acquired Company to have any tax, penalty or Liability imposed against it pursuant to Section 4980H of the Code with respect to periods prior to the Closing. Each Employee Plan intended to qualify under Section 401(a) of the Code has an opinion or advisory letter or has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder are exempt from tax under the provisions of Section 501(a) of the Code.  To the Knowledge of the Seller, nothing has occurred since such qualification which could be reasonably expected to cause the loss of such qualification or exemption except for insignificant operational defects that are eligible for self-correction under the IRS Employee Plans Compliance Resolution System program. There do not exist any pending or, to the Knowledge of the Seller, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan.
(d)  Each Employee Plan that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code, is and, since January 1, 2014, has at all times been either in material compliance with Section 409A of the Code or meets or met an exemption from Section 409A of the Code.  No Acquired Company is a party to or obligated under any agreement, plan, contract or other arrangement that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

(e)  Seller has taken, and caused Company to have taken, all action necessary to cause Company to be a participating employer under Seller's group medical and prescription drug plan for the benefit of Company employees (including coverage under the third party stop loss insurance policy maintained by Seller in connection with such plan) from the Restructuring through December 31, 2016.  Seller has received written affirmation from its stop loss insurance policy carrier specifying that, with respect to Seller's group medical and prescription drug plan, such carrier agrees that Company is a participating employer under such plan and that claims under such plan of employees of Company and their dependents shall be covered under such stop loss policy through December 31, 2016, and all claims for calendar year 2016 shall be aggregated for each such employee and dependent. Seller has not received any notice that the foregoing affirmation is not still in effect.
SECTION 3.15.	Labor and Employment Matters.
(a)  Section 3.15(a)(1) of the Company Disclosure Letter contains a true, correct and complete list of, in each case as of the date hereof and as proposed following the Restructuring, all current officers and employees of the Company and each of the Acquired Subsidiaries, including those individuals on leave of absence or layoff status, together with: (i) the dates of their start of employment; (ii) their titles; (iii) 2016 annual base salary, commission, and any other cash compensation or bonus opportunity, and the hourly wage rates for non-salaried employees (by classification); (iv) job location, (v) full-time, part-time, leased employee, intern or temporary status, and (vi) visa status.  Section 3.15(a)(2) of the Company Disclosure Letter contains a true, correct and complete list of all officers and employees of the Seller or any of its Subsidiaries that are both: (1) devoted primarily to the PH Business; and (2) not being transferred to an Acquired Company as part of the Restructuring.
(b)  Except as set forth in Section 3.15(b) of the Company Disclosure Letter the Seller has no Knowledge of any actual or threatened labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or discrimination complaint or charge or action with respect to claims of, or obligations to, any employee.  No work stoppage, slowdown or labor strike against the Seller or any of its Subsidiaries (with respect to PH Business operations) is pending or, to the Seller's Knowledge, threatened.
(c)  The Seller and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to employment of any employee to be employed by an Acquired Company following the Restructuring. All such persons classified as non-employees and all such individuals classified as exempt from overtime requirements are and have all times been properly classified as such.  With respect to the employees set forth on Section 3.15(a)(1) of the Company Disclosure Letter, all wages, bonuses, commissions and allowances with respect to any period prior to the Closing Date will have been (as of the Closing) fully paid or fully accrued on the books and records of the applicable Acquired Company and included as a Current Liability for purposes of the calculation of Final Working Capital Amount.

(d)  The employment by an Acquired Company immediately following the Restructuring of any employee of Seller or its Subsidiaries will not subject an Acquired Company to any material Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for an Acquired Company.
SECTION 3.16.  Taxes. Except as set forth on the applicable sub-part of Section 3.16 of the Company Disclosure Letter:
(a)  Each Acquired Company has accurately prepared and timely filed all Tax Returns required by applicable Law to be filed by it prior to or as of the date hereof and as of the Closing Date, as applicable.  Such Tax Returns are true, complete, accurate and correct and accurately reflect the Liability for Taxes of the Acquired Companies in all material respects.  Each Acquired Company is and has been in material compliance with all applicable Laws pertaining to Taxes.
(b)  Each Acquired Company has timely paid all Taxes it is required to have paid, whether or not shown on its Tax Returns.  All Taxes of each Acquired Company accrued following the date of the Balance Sheet have been accrued in accordance with GAAP in the ordinary course of business and adequate reserves have been set aside to pay such accrued Taxes, and there are no material Taxes that would be due if asserted by a Taxing Authority, except with respect to which the applicable Acquired Company is maintaining adequate reserves.
(c)  No written claim has been made by any Taxing Authority since January 1, 2011 in any jurisdiction where an Acquired Company does not file Tax Returns that such Person is or may be subject to Tax by that jurisdiction.  No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from an Acquired Company. There are no Liens for Taxes, other than Liens for current Taxes not yet due and payable, upon the assets of an Acquired Company.
(d)  No Acquired Company has made any payments, and there is no Contract covering any Person, that individually or collectively could give rise to the payment of any amount that would not be deductible by the applicable Acquired Company by reason of Section 280G of the Code with respect to the Sale.
(e)  Each Acquired Company has withheld all Taxes required to be withheld from such Person's employees, agents, contractors, creditors, stockholders (or other equity owners) and third parties and remitted such amounts to the proper Taxing Authorities and filed all required Tax Returns with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws.
(f)  No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against an Acquired Company that are still pending and no Tax Return of an Acquired Company is under current examination by any Taxing Authority.

(g)  No Acquired Company has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Seller was the parent.  No Acquired Company has any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.  No Acquired Company has used the cash receipts and disbursements method of accounting for federal or applicable state, local or foreign income Tax purposes.
(h)  No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 8121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; or (ii) installment sale or open transaction disposition made on or prior to the Closing Date.
(i)  No Acquired Company is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.
(j)  No Acquired Company has distributed the equity of another Person, or has not had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(k) No Acquired Company has been a United States real property holding corporation within the meaning of Section 997(c)(2) of the Code during the applicable period specified in Section 997(c)(1)(A)(ii) of the Code.
(l)  No Acquired Company has participated in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2) (or any predecessor provision).
(m)  Each Acquired Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 7662 of the Code.
(n)  No Acquired Company is resident for Tax purposes or has a branch, permanent establishment, agency or other taxable presence in any country other than its country of organization.
(o) The Company has at all times been classified as a disregarded entity for federal income Tax purposes.
SECTION 3.17.  Compliance with Laws; Certain Payments; Government Programs.

(a)  Since January 1, 2014, the Seller and each of its Subsidiaries have, with respect to such Person's operation of the PH Business, been and are in compliance in all material respects with all Laws, including Healthcare Laws, and neither the Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority of any material violation of any such Laws.
(b)  Neither the Seller nor any of its Subsidiaries, with respect to the PH Business, and no Acquired Company: (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or a Deferred Prosecution Agreement with the United States Department of Justice, (ii) has a reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority or other Person, (iii) has been served as a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et. seq.) litigation, and (iv) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter or personal or telephone contact by or from any Governmental Authority.
(c)  Neither the Seller nor any of its Subsidiaries, with respect to such Person's operation of the PH Business, nor any Acquired Company nor any of their respective directors, officers, members, managers, agents, employees or any other Person acting for or on behalf of such Person, has directly or indirectly: (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services: (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; or (C) to obtain special concessions or for special concessions already obtained, for or in respect of an Acquired Company; or (ii) established or maintained any fund or asset that has not been recorded in the books and records.
(d)  To the Seller's Knowledge, no Acquired Company nor any of their respective directors, officers, employees or agents is a Person who: (a) is currently the subject of any investigation by the Office of Foreign Assets Control, Department of Treasury ("OFAC") or any other Governmental Authority pursuant to any Laws administered by OFAC or any other Governmental Authority ("Sanctions Investigation"); or (b) is directly or indirectly owned or controlled by any Person who is currently the subject of any Sanctions Investigation.
(e)  No Acquired Company or any part of the PH Business is enrolled in any Government Program. No Acquired Company nor any director, officer, employee or agent thereof, with respect to actions taken on behalf of any Acquired Company or, to the Seller's Knowledge, any Engaged Professional, with respect to actions taken on behalf of an Acquired Company has been excluded from participating in any Government Program, nor, to the Seller's Knowledge, is any such exclusion threatened or pending, and no Acquired Company, any of their respective directors, officers, employees or agents thereof, with respect to actions taken on behalf of any Acquired Company or, to the Seller's Knowledge, any Engaged Professional, with respect to actions taken on behalf of an Acquired Company, has been sanctioned pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b, nor, to the Seller's Knowledge, is any such sanction or conviction threatened or pending. Neither the Company nor any of its Affiliates, officers, or directors has made or is in the process of making a self-disclosure under the Medicare self-referral disclosure protocol established by the Secretary of the U.S. Department of Health and Human Services pursuant to the ACA or under the self-disclosure protocol established and maintained by the Office of Inspector General of the U.S. Department of Health and Human Services.  No Acquired Company or any of their respective Affiliates, officers, or directors is currently considering any such self-disclosure nor, to the Seller's Knowledge, does an Acquired Company have an obligation to make any such self-disclosure in lieu of repayment under the ACA.
SECTION 3.18.  Environmental. The operation of the PH Business, and each Acquired Company, is in compliance, and since January 1, 2014 has been in compliance, in all material respects with all Environmental Laws and has not received any written notice of any noncompliance with any Environmental Law or any Liability or remedial or corrective obligation thereunder or any Legal Proceeding relating thereto.  Nothing in respect to the past or present operations of the PH Business or by an Acquired Company would prevent continued compliance in all material respects with all Environmental Laws or give rise to any material Liability under any Environmental Law.

SECTION 3.19.	Intellectual Property.
(a)  The Seller or one of its Subsidiaries: (i) owns free and clear of all Liens (except Permitted Liens); or (ii) has a sufficient right or license to all Company IP Rights.  As of the effective date of the Restructuring, one of the Acquired Companies: (i) will own free and clear of all Liens (except Permitted Liens); or (ii) will have the sufficient right or license to, all Company IP Rights. The Company IP Rights constitute all proprietary rights necessary to conduct the PH Business as conducted by the Seller and its Subsidiaries prior to the date hereof.
(b)  Neither the Seller nor any of its Subsidiaries has knowingly permitted the Seller's or one of its Subsidiaries' rights in any Intellectual Property that is Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property used in the PH Business for which the Seller or one of its Subsidiaries has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).  Each of the Seller and each of its Subsidiaries has taken commercially reasonable actions, measures and precautions to maintain, safeguard and protect and secure its trade secrets to the extent reasonably necessary pursuant to applicable Law and, to the Seller's Knowledge, there has been no unauthorized release, disclosure or dissemination of any such trade secrets.
(c)  Following the Restructuring, the Company or one of its Acquired Subsidiaries will own and have good and exclusive title to (free and clear of all Liens, other than Permitted Liens), or an exclusive license to, each item of Company-Owned IP Rights.  None of the Company-Owned IP Rights, the Company Products, the Seller or any of its Subsidiaries (with respect to such Person's operation of the PH Business) or an Acquired Company is subject to any Legal Proceeding or outstanding order, settlement agreement, covenant not to sue or similar Contract: (i) restricting in any material respect the use, transfer, or licensing of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product; or (ii) materially restricting the conduct of the business of the Company or any of its Affiliates.  There are no royalties, honoraria, fees or other payments payable by Seller or one of its Subsidiaries (or, following the Restructuring, by an Acquired Company) to any Person (other than salaries or other compensation payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, sale or disposition of any Company-Owned IP Rights by such Person.
(d)  Neither the execution, delivery or effectiveness of this Agreement, including the Sale, nor the performance of the Company's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or materially impair the right of an Acquired Company to use, possess, sell or license any Company-Owned IP Right or portion thereof as such Company-Owned IP Right or portion thereof was used in the conduct of the PH Business prior to the date hereof.   None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.
(e)  All Company IP Rights Agreements (excluding: (A) shrink wrap and similar self-executing licenses for commercially-available Software; and (B) non-exclusive licenses granted to customers in the ordinary course of business) are listed in Section 3.19(e) of the Company Disclosure Letter, and all of such Contracts are binding on the Seller or one of its Subsidiaries (and as of the effective date of the Restructuring, one of the Acquired Companies) and, to the Seller's Knowledge, the other parties thereto, and the Seller or applicable Subsidiary (and following the Restructuring, the applicable Acquired Company) and, to the Seller's Knowledge, such other parties are in compliance with the terms and conditions of such Company IP Rights Agreements.  Section 3.19(e) of the Company Disclosure Letter sets forth a list of all Software constituting Third Party Intellectual Property Rights used in the Company Products as delivered to customers.
(f)  Section 3.19(f) of the Company Disclosure Letter lists all Company Registered Intellectual Property used in the conduct of the PH Business, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.  Each item of Company Registered Intellectual Property is subsisting, unexpired (or in the case of pending applications, applied for) and, to the Seller's Knowledge, valid, all registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property as of the Closing have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property required as of the Closing to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the applicable Acquired Company's ownership interests therein.
(g)  To the Seller's Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Seller or one of its Subsidiaries.  Since January 1, 2014, neither the Seller nor any of its Affiliates has brought any action, suit or proceeding against a third party for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
(h)  The PH Business is not currently, and since January 1, 2014 has not been, involved in, any Legal Proceeding (or received any written notice or, to the Seller's Knowledge, threat) which involves a claim of infringement or misappropriation by Seller or any of its Affiliates of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Seller or any of its Affiliates (with respect to the PH Business) to exercise any Company IP Rights.  Since January 1, 2014, neither Seller nor any of its Affiliates has received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right used in the PH Business.
(i)  The operation of the PH Business does not infringe or misappropriate the Intellectual Property rights of any third party.
(j)  The Seller and each of its Subsidiaries has secured from all  consultants, employees and independent contractors who independently or jointly contributed to the reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party's Intellectual Property in such contribution that the Seller or applicable Subsidiary does not already own by operation of Law and such third party has not retained any rights or licenses with respect thereto.  Without limiting the foregoing, the Seller or one of its Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of such Person who made material contributions to the development of any Company-Owned IP Rights.
(k)  The Seller and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve: (i) the confidentiality of all confidential or non-public information owned by the Seller or one of its Subsidiaries and included in the Company IP Rights for a Company Product or that is otherwise material to the PH Business or an Acquired Company ("Business Confidential Information"); and (ii) all proprietary information of customers and business partners.  All disclosure of Business Confidential Information or proprietary information of customers and business partners to a third party has been pursuant to the terms of a written contract between the Seller or one of its Subsidiaries and such third party, and Seller and, to Seller's Knowledge, such third party, are each in compliance with such written contracts.

(l)  Except as set forth in Section 3.19(l) of the Company Disclosure Letter, neither the Seller nor any of its Subsidiaries has delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, any escrow agent or other Person of, any Company Source Code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure other than in the performance of services to the Seller or one of its Subsidiaries.  No event has occurred, and no circumstance or condition exists (including the Sale or Restructuring), that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure, delivery or license by any Acquired Company or, to the Seller's Knowledge, any Person then acting on Seller's, any of its Subsidiaries' or any Acquired Company's behalf to any Person of any Company Source Code.
(m)  To the Seller's Knowledge, the Company Source Code does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase Software, hardware or data, or to perform any other similar type of unauthorized activities.
(n)  Except as set forth on Section 3.19(n) of the Company Disclosure Letter, the Company Products do not contain any Open Source Materials.  With respect to the Open Source Materials identified thereon, Section 3.19(n) of the Company Disclosure Letter sets forth: (i) the name and version number used in any Company Product; (ii) the names of the licenses under which the Open Source Materials are licensed; (iii) the names of the entities that have granted the license (e.g. UC Berkeley, Sun, etc.); and (iv) the names and version numbers for each Company Product that has been created with, incorporates or is distributed with any Open Source Materials. Each Acquired Company is in material compliance with the terms and conditions of the applicable license for the Open Source Materials. Neither the Seller nor any of its Subsidiaries has used Open Source Materials in such a way that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Software comprising any portion of any Company Product in which such Open Source Material is incorporated be (A) disclosed or distributed in Source Code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.
(o)  All Company Products sold, licensed, leased or delivered in the PH Business and all services provided by or through the PH Business on or prior to the Closing Date conform in all material respects to any applicable contractual commitments.
(p)  An Acquired Company maintains control over the use of Source Code and Documentation for all Company Products.
SECTION 3.20.	Privacy and Security; HIPAA Compliance.
(a)  Each Acquired Company is, and at all times since January 1, 2014 has been, and the PH Business is and at all times since January 1, 2014 has been operated, in compliance in all material respects with all applicable Laws pertaining to: (i) Personal Data security, cyber security, direct marketing involving Personal Data, consumer protection matters involving Personal Data, breach reporting and privacy of Personal Data, including HIPAA and the Health Information Technology for Economic and Clinical Health Act, Title II, Subtitle F, Sections 261-264, Public Law 104-191 (the "HITECH Act") and the implementing regulations at 45 CFR Parts 160, 162, and 164 ("HIPAA Regulations"); and (ii) the collection, retention, use, access, disclosure, processing, security, destruction and transfer of Personal Data (referred to collectively in this Agreement as "Data Activities") (together, "Privacy Laws"); and (B) all Contracts (or portions thereof) to which the Seller or one of its Subsidiaries is a party that are applicable to Data Activities of the PH Business, including business associate agreements and data use agreements (collectively, "Privacy Agreements"). Seller and each of its Subsidiaries has entered into business associate agreements or data use agreements with current customers as required by HIPAA Regulations.
(b)  With respect to individually identifiable personal health information, the Seller and each of its Subsidiaries has in place, with respect to the PH Business, policies and/or procedures designed to comply in all material respects with HIPAA Regulations, and any applicable Laws relating to patient privacy and/or the security, use or disclosure of individually identifiable personal health information (collectively, the "Health Privacy Laws").  Prior to the Closing, the Company will have provided Purchaser true, accurate and complete copies of each Acquired Company's manuals and plans designed to comply with Health Privacy Laws (such manuals and plans, the "Health Privacy Policies").
(c)  The Seller and each of its Subsidiaries has, with respect to the PH Business, implemented written policies relating to all Data Activities, including a publicly posted website and mobile application privacy policies and terms of use to all individuals submitting Personal Data in connection with the PH Business and a comprehensive information security program that includes information security policies as required under applicable Law ("Privacy and Data Security Policies"). Additionally, Seller and each of its Subsidiaries has given any notices or disclosures relating to the Data Activities and obtained any consents relating to the Data Activities required to be given or obtained by the Seller under applicable Law, including (for the avoidance of doubt) the Laws of foreign jurisdictions where an Acquired Company is incorporated or conducts business. Seller and each of its Subsidiaries has made available a true, correct and complete copy of each Company Privacy and Data Security Policy currently in effect. Since January 1, 2014, Seller and each Subsidiary has been and is in compliance in all material respects with all applicable Privacy and Data Security Policies.  The Company has provided all required notices of any breach, unauthorized use or disclosure or other use, access or disclosure of Personal Data that, by Law, requires notice of disclosure, whether to an individual, Governmental Authority or media outlet.
(d)  There is no pending, nor has there been since January 1, 2014, any Legal Proceeding with respect to the PH Business initiated by: (i) any Person, excluding user complaints made in the ordinary course to the Seller's or one of its Subsidiary's customer support department that are not material in nature and cannot be aggregated into a single claim; (ii) the United States Federal Trade Commission, the United States Health and Human Services Office for Civil Rights, or any state attorney general or similar state official; or (iii) any other

Governmental Authority, in any case alleging that any Data Activity of the Seller or any of its Subsidiaries: (A) is in violation of any applicable Privacy Laws, or (B) is in violation of any Health Privacy Policy.
(e)  At all times, the Seller and each of its Subsidiaries has taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-required measures with respect to administrative, technical and physical security) to ensure that all Personal Data used in or obtained in the PH Business in such Person's possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Since January 1, 2014, to the Seller's Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data used in or obtained in the PH Business in the possession or control of the Seller or any of its Subsidiaries or, to the Seller's Knowledge, any of their respective contractors with regard to any Personal Data obtained from or on behalf of an Acquired Company, except as set forth on Section 3.20(e) of the Company Disclosure Letter. Except as set forth on Section 3.20(e) of the Company Disclosure Letter, neither the Seller nor any of its Subsidiaries has experienced any Security Incidents related to the privacy or security of Personal Data used in or obtained in the PH Business which is reasonably likely to have a Company Material Adverse Effect.
(f)  Seller and each of its Subsidiaries contractually require all third parties providing services to the PH Business that have access to or receive Personal Data from or on behalf of Seller or any of its Subsidiaries to protect Personal Data consistent with the Seller's and its Subsidiaries' obligations under applicable Privacy Laws and Privacy Agreements, and Seller has entered into a business associate agreement or data use agreement with such Person to the extent required by HIPAA Regulations.
(g)  Except as could not reasonably be expected to have a Company Material Adverse Effect, the Seller and each of its Subsidiaries has made backups of all Software and databases utilized in the PH Business and maintains such Software and databases at a secure, off-site location.  The Seller and each of its Subsidiaries has established a data recovery plan designed to restore service of the PH Business in a commercially reasonable amount of time in the event of a critical system failure or employs a remote failover system.
(h)  Subject to the applicable Privacy Agreements, Privacy and Data Security Policies and applicable Laws, following the Restructuring, the Acquired Companies will have the unrestricted right to the Personal Data, and to engage in the Data Activities free and clear of all Liens.
SECTION 3.21.  Contracts.
(a) The applicable subpart of Section 3.21 of the Company Disclosure Letter sets forth a complete list of the following Contracts used exclusively in the PH Business or to which an Acquired Company is, following the Restructuring, a party or by which such Acquired Company or its assets is bound (each, a "Material Contract"), and notes whether such Contract is an oral agreement:

(i)  Contracts having executory obligations and relating to the acquisition or disposition of: (A) any business, real property or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock or equity of any Person; and (B) any of the assets primarily used in the PH Business (other than sales of inventory or the disposition of obsolete equipment, in each case in the ordinary course of business) for consideration in excess of $100,000;
(ii)  Contracts relating to the incurrence, assumption or guarantee of any Debt;
(iii)  Contracts that restrict the ability of an Acquired Company to operate any business or solicit or hire any Person, or that include rights of first refusal, negotiation or similar rights in any of its property;
(iv)  Contracts that require an Acquired Company to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services or to deal with any Person on an exclusive basis, or that contain "most favored nations" or similar protective pricing arrangements;
(v)  Contracts that provide for any partnership, joint venture, strategic alliance, teaming or similar arrangement;
(vi)  Contracts that provide for or relate to any employment or consulting relationship with any Person (other than at-will arrangements terminable by the Seller or any of its Subsidiaries, as applicable, without penalty);
(vii)  Company IP Rights Agreements (excluding: (A) shrink wrap and similar self-executing licenses for commercially available Software; and (B) non-exclusive licenses granted to customers in the ordinary course of business);
(viii)  Contracts granting a power of attorney;
(ix)  Contracts with any Material Customer or Material Supplier; and
(x)  any other Contracts (or groups of related Contracts) which involve (A) the expenditure of more than $250,000 annually or more than $750,000 over the remaining term thereof or (B) the receipt of more than $1,000,000 annually or more than $2,500,000 over the remaining term thereof, that, in each case, are not terminable by the Company or Acquired Subsidiary party thereto without penalty on notice of 90 days or less.
(b)  The Company has made available to Purchaser true, complete and correct copies of all Material Contracts (or a summary of material terms of any oral Material Contract).  Each Material Contract is (i) a legal, valid and binding obligation of the Seller or one of its Affiliates party thereto and, to the Knowledge of the Seller, each other party thereto, and (ii) to the Knowledge of the Seller, enforceable against each such party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Neither the Seller nor any of its Subsidiaries nor, to the Knowledge of the Seller, any other party thereto, is in material default under any Material Contract.
SECTION 3.22.  Related Party Transactions; Physician Relationships.
(a)  Except as disclosed in Section 3.22 of the Company Disclosure Letter, to the Seller's Knowledge: (i) no Affiliate of the Seller, any of its Subsidiaries or any Acquired Company is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contract or transaction with, an Acquired Company; (ii) no current officer or manager of an Acquired Company (or any person that has served as an officer or director of an Acquired Company since January 1, 2014), or, to the Seller's Knowledge, any Affiliate of the foregoing, is a party to any Contract or transaction with an Acquired Company; and (iii) except for those properties or assets being provided to the Company and its Subsidiaries pursuant to the Transition Services Agreement and the Headquarters Sublease, following the Restructuring, no Affiliate of Seller will have any right, title or interest in any property or asset used in or necessary for the conduct of the PH Business.
(b)  All physicians and immediate family members of physicians and entities in which such Persons have an ownership interest or other investment interest, if any, that has a compensation relationship with an Acquired Company has been, since January 1, 2014, or will be compensated or paid by an Acquired Company consistently with fair market value for commercially reasonable and legitimate services under a signed written agreement to the extent required by Law.
(c)  No physician or, to the Seller's Knowledge, immediate family member of a physician or entity in which such a Person has an ownership interest or other investment interest, if any, has been, since January 1, 2014, or is, compensated by an Acquired Company in any manner that varies with, or takes into account, the volume or value of referrals to, or other business generated by the physician for any healthcare facility, including HCA Holdings, Inc. or any of its Affiliates.
(d)  For purposes of Sections 3.22(b) through (d), the terms "ownership interest," "investment interest," "financial relationship," "physician" and "immediate family member" have the meanings set forth in 42 U.S.C. §1395nn and the regulations promulgated thereunder as of the date of this Agreement.
SECTION 3.23.	Title to Properties; Sufficiency.
(a)  The Acquired Companies will, following the Restructuring, have good and valid title to all of their respective properties and assets, real and personal, reflected on the Business Unaudited Financial Statements (or acquired after the date of the Balance Sheet) or otherwise constituting Contributed Assets, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for Permitted Liens.
(b)  Except: (i) as set forth in Section 3.23(b) of the Company Disclosure Letter; (ii) for assets used to provide Overhead and Shared Services; and (iii) those assets being provided pursuant to the Transition Services Agreement (including certain Overhead and Shared Services), the assets owned or leased by the Acquired Companies as of the Closing will constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, which are necessary for the Acquired Companies to operate the PH Business in substantially the same manner as the PH Business is conducted as of the date hereof and as of the Closing Date.
SECTION 3.24.	Real Property.
(a)  No Acquired Company owns (and has never owned) any real property.
(b)  (i) Section 3.24(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all real property which is leased by the Seller or one of its Subsidiaries and used in the PH Business as of the date hereof; and (ii) Section 3.24(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all real property which will be leased by an Acquired Company as of the Closing, in each case whether as lessee or lessor (the real property set forth in Section 3.24(b)(ii) of the Company Disclosure Letter being the "Leased Property").  The Company has made available to Purchaser true, correct and complete copies of all Contracts relating to any rights in the Leased Property.  The applicable Acquired Company has valid leasehold title to all Leased Property.  To the Seller's Knowledge, no parcel of Leased Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed.  All leases of Leased Property, as amended to date, are in full force and effect, and there exists no material default under any such lease by an Acquired Company or, to the Knowledge of the Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by an Acquired Company or, to the Knowledge of the Seller, any other party thereto.
(c)  To the Seller's Knowledge, other than as set forth in the Contracts made available to Purchaser pursuant to Section 3.24(c), there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Property in the PH Business.  To the Seller's Knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Property.
SECTION 3.25.  Material Customers and Material Suppliers.
(a)  Section 3.25(a) of the Company Disclosure Letter sets forth a list of: (i) certain customers of the PH Business (each a "Material Customer"), along with the aggregate revenues received from each Material Customer during the fiscal year ended December 31, 2015;

and (ii) the fifteen (15) largest suppliers of materials, products or services to the PH Business, measured by the aggregate amount purchased during the fiscal year ended December 31, 2015 (each, a "Material Supplier") and, with respect to each such Material Supplier, the aggregate payments to such Person during the fiscal year ended December 31, 2015.
(b)  Except as set forth in Section 3.25(b) of the Company Disclosure Letter, no Material Customer or Material Supplier has canceled any Contract since January 1, 2016, or, to the Knowledge of the Seller, has indicated to an Acquired Company an intention to cancel or not renew any Contract that is renewable by its terms or to not exercise any option to extend any Contract that contains an option to extend, and to the Knowledge of the Seller, there has been no written threat by any Material Supplier not to provide products, supplies or services (including utilities) to an Acquired Company.
(c)  Section 3.25(c) of the Company Disclosure Letter lists all current customers of the PH Business.
SECTION 3.26.   Rates Appeals.   Neither the Seller nor any Subsidiary has, with respect to the PH Business, any rate appeal currently pending before any Governmental Authority.
SECTION 3.27.  Bank Accounts.  Section 3.27 of the Company Disclosure Letter contains a true and complete list of all deposit and disbursement accounts which will be maintained by an Acquired Company as of the Closing with any bank, brokerage house or other financial institution, including for each such account the name and address of the financial institution, the nature of the account, the account number, and the name of the account holder, the names of each person with authority to draw on such account or to have access to such account, or to change the persons authorized to draw on the account.

SECTION 3.28.  Insurance. Section 3.28 of the Company Disclosure Letter sets forth: (a) a true and complete list of all current policies or binders of insurance maintained by an Acquired Company; (b) each such policy's deductible, coverage limit and whether coverage is provided on an occurrence basis; and (c) a list of all pending claims and the claims history for the PH Business for the past five (5) years.  Neither Seller nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies.  All such insurance policies are in full force and effect and enforceable in accordance with their terms and have not been subject to any lapse in coverage.  Section 3.28 of the Company Disclosure Letter also sets forth any insurance policies currently maintained by the Seller or one of its Affiliates that will not be assumed by otherwise held by an Acquired Company immediately following the Closing. The Company has made available to Purchaser true, correct and complete copies of such insurance policies. All premiums due on such insurance policies have either been paid, of if not yet due, accrued.  There is no current claim by Seller or any of its Subsidiaries relating to the PH Business under any of the aforementioned policies as to which coverage has been denied or disputed by the underwriters of such policies.

SECTION 3.29.  Product Warranties; Services; Support.  No Acquired Company has any Liability (and to the Knowledge of the Seller, there is no basis for any present or future claim against an Acquired Company or, following the Closing, Purchaser, giving rise to any Liability) for replacement or for repair of any Company Product or other damages in connection therewith except Liabilities for replacement or repair incurred in the ordinary course of business consistent with past practice.
SECTION 3.30.  Finder's Fees.  Except for J.P. Morgan Securities LLC, whose fees are the sole responsibility of the Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of an Acquired Company who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
SECTION 3.31.  Strategic Partnership.
(a)  Section 3.31(a) of the Company Disclosure Letter sets forth, with respect to the Strategic Partnership: (i) the jurisdiction in which it is organized, (ii) as of the Closing, the names of all members and the percentage membership interest owned by each member and (iii) the names of its officers, managers or other governing Persons. As of the Closing, the Company will be the sole record and beneficial owner of the membership interests in the Strategic Partnership that are identified as owned by the Company on Section 3.31(a) of the Company Disclosure Letter, free and clear of all Liens (other than applicable federal and state securities Laws restrictions and those restrictions set forth on Section 3.31(a) of the Company Disclosure Letter).
(b)  Except as set forth on Section 3.31(b) of the Company Disclosure Letter, to the Knowledge of the Seller, there are no outstanding obligations that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Strategic Partnership.
(c)  To the Knowledge of the Seller, there are not any authorized or outstanding: (i) options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from the Strategic Partnership or any phantom stock, stock appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of any of the Strategic Partnership, or (ii) rights or Contracts to which the Strategic Partnership is a party requiring, or convertible securities of the Strategic Partnership outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of the Strategic Partnership or other securities convertible into shares of capital stock or other equity interests of the Strategic Partnership.
SECTION 3.32.No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF SELLER OR ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF SELLER AND ITS

AFFILIATES HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO (X) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND (Y) THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF THE PH BUSINESS, THE SELLER, THE ACQUIRED COMPANIES, OR ANY OTHER SUBSIDIARIES OR AFFILIATES OF THE SELLER.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:
SECTION 4.1. Organization and Qualification. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as heretofore conducted.
SECTION 4.2. Authorization. All corporate action on the part of the Seller and its Subsidiaries, and each of their respective officers, directors and stockholders or members, as applicable, necessary for the authorization, execution and delivery of and the performance of all obligations of it under this Agreement and the Contribution and Assumption Agreement has been taken.  Assuming this Agreement constitutes the valid and legally binding obligation of Purchaser, this Agreement constitutes the valid and legally binding obligation of the Seller, and the Contribution and Assumption Agreement constitutes the valid and legally binding obligation of the Seller and its Subsidiaries party thereto, in each case enforceable in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors' rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies.
SECTION 4.3. Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement and the Contribution and Assumption Agreement require no action by, consent or approval of, or filing with, any Governmental Authority.
SECTION 4.4. Non-Contravention.  Neither the fulfillment by the Seller of its obligations under this Agreement nor the consummation of the Sale or the Restructuring will violate: (A) any provision of the Seller's or any of its Subsidiaries' Organizational Documents; (B) any Material Contract to which the Seller or any of its Subsidiaries is party or by which it is bound; or (C) any order or decree of any court or Governmental Authority.
SECTION 4.5. Ownership and Transfer of Interests. The Seller is the sole record and beneficial owner of the Interests, free and clear of any and all Liens. The Seller has the power and authority to sell, transfer, assign and deliver the Interests as provided in this Agreement, and such delivery will vest in Purchaser good and valid title to the Interests, free and clear of any and all Liens, other than applicable federal and state securities Laws restrictions. The Seller acquired the Interests in one or more transactions exempt from registration under any securities Law and without violation of any preemptive, preferential or similar right of any Person.
SECTION 4.6.  Litigation. There are no Legal Proceedings pending, or to the Knowledge of the Seller threatened, that are reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or timely to consummate the transactions contemplated hereby.
SECTION 4.7.  Investment Intent. The Seller is accepting the ACER (and the Purchaser Common Stock issuable upon conversion thereof) for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Seller is an "accredited investor" as defined in Regulation D promulgated under the Act.  The Seller acknowledges that the ACER (and shares of Purchaser Common Stock issuable upon conversion thereof) has not been registered under the Act or any state or foreign securities Laws and that the ACER or shares of Purchaser Common Stock issuable upon conversion thereof may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Act and the ACER or shares of Purchaser Common Stock issuable upon conversion thereof, as applicable, are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Act and any applicable state or foreign securities Laws and, in each case, in compliance with the restrictions on transfer under the Investment Documents.
SECTION 4.8. Solvency. Upon consummation of the transactions contemplated hereby, the Seller and its Subsidiaries will not, individually or taken together: (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
SECTION 4.9.  Finder's Fees.  Except for J.P. Morgan Securities LLC, whose fees are the sole responsibility of the Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of an Acquired Company who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
SECTION 4.10.  Tax Matters. The Seller is not a foreign Person within the meaning of Section 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
REGARDING PURCHASER
As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in the disclosure letter (each section or subsection of which qualifies the correspondingly numbered section or subsection in this Article 5 and any other section or subsection in this Article 5 to the extent the applicability of the disclosure to such other section or subsection is readily apparent on its face) delivered herewith by Purchaser to the Seller (the "Purchaser Disclosure Letter"), Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing, as follows:
SECTION 5.1. Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to conduct its business as heretofore conducted.  Purchaser has delivered to the Company's counsel accurate and complete copies of Purchaser's certificate of incorporation and bylaws, each as in full force and effect on the date hereof.  Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
SECTION 5.2. Capitalization. As of the date hereof, the authorized and issued securities of Purchaser shall be as set forth on the capitalization table attached hereto as Section 5.2 of the Purchaser Disclosure Letter (the "Cap Table"), and other than as set forth on the Cap Table, Purchaser has no other securities or equity or voting interests. Except as set forth on Section 5.2 of the Purchaser Disclosure Letter or as noted on the Cap Table, there are currently no outstanding options, warrants or other agreements pursuant to which Purchaser is obligated to issue or pursuant to which any Person is entitled to purchase any equity or voting interests in Purchaser, other than: (a) the obligations to issue Purchaser Common Stock pursuant to the ACER; and (b) the outstanding options and warrants as set forth on the Cap Table.  The Purchaser Common Stock issuable upon conversion of the ACER has been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Investment Documents, applicable federal and state securities Laws and Liens or encumbrances created by or imposed by the Seller.  Based in part upon the representations of the Seller, the Purchaser Common Stock issuable upon conversion of the ACER will be issued in compliance with all applicable federal and state securities Laws.
SECTION 5.3. Authorization.  All corporate or company action on the part of Purchaser, and each of its officers, directors and stockholders or members, as applicable, necessary for the authorization, execution and delivery of and the performance of all obligations of it under this Agreement and the authorization, issuance and delivery of the ACER has been taken.  Assuming this Agreement constitutes the valid and legally binding obligation of the Seller and the Company, the Agreement constitutes the valid and legally binding obligation of Purchaser enforceable in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors' rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies.
SECTION 5.4. Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than filings pursuant to Regulation D promulgated under the Act.
SECTION 5.5. Non-Contravention.  Except as set forth in Section 5.5 of the Purchaser Disclosure Letter, neither: (i) the issuance of the Purchaser Common Stock pursuant to the ACER; nor (ii) the consummation of the transactions contemplated hereby or the fulfillment by Purchaser of its obligations under this Agreement will violate: (A) any provision of Purchaser's or any of its Subsidiaries' Organizational Documents; (B) any material Contract to which Purchaser or any of its Subsidiaries is party or by which it is bound; or (C) any order or decree of any court or Governmental Authority.
SECTION 5.6. Financial Statements; Investment Documents.  Purchaser's unaudited balance sheet as of April 30, 2016 (the "Purchaser Balance Sheet") and the related unaudited statement of operations for the four-month period then ended (the "Purchaser Interim Financial Statements"): (i) are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied (except for the absence of footnotes and year-end adjustments); (ii) fairly present the financial condition of Purchaser and the results of operations and cash flows of Purchaser as of the dates thereof and the periods then ended; and (iii) have been prepared in accordance with the books and records of Purchaser and are attached hereto as Section 5.6 of the Purchaser Disclosure Letter.  Purchaser's unaudited balance sheet as of December 31, 2015 and the related unaudited statements of income, stockholders equity, and cash flows for the twelve month period then ended: (i) are true, complete and correct in all material respects and have been prepared in accordance with GAAP consistently applied (except for the absence of footnotes and year-end adjustments); (ii) fairly present the financial condition of Purchaser and the results of operations and cash flows of Purchaser as of the date thereof and the period then ended; and (iii) have been prepared in accordance with the books and records of Purchaser and are attached hereto as Section 5.6 of the Purchaser Disclosure Letter. Purchaser has provided or made available to the Seller true, accurate and complete copies of each of the Investment Documents.
SECTION 5.7. Investment Representation.  Purchaser is acquiring the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Act.  Purchaser acknowledges that the Interests have not been registered under the Act or any state or foreign securities Laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Act and the Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Act and any applicable state or foreign securities Laws.
SECTION 5.8.  Solvency.  Upon consummation of the transactions contemplated hereby, neither Purchaser nor the Acquired Companies will, individually or taken together: (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
SECTION 5.9.  Legal Proceedings.  Except as set forth in Section 5.9 of the Purchaser Disclosure Letter, there is no Legal Proceeding pending against, or to the Knowledge of the Purchaser, threatened against, the Purchaser, its Affiliates, or any of their respective assets or businesses before any Governmental Authority.  There is no outstanding judgment, injunction, order, consent or decree of any Governmental Authority against the Purchaser, its Affiliates, or any of their respective assets or businesses.
SECTION 5.10.  Investigation.  Purchaser acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby.  Purchaser is knowledgeable about the industries in which the Seller and the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Purchaser is relying only on the representations and warranties set forth in Article 3 and Article 4 of this Agreement.
SECTION 5.11.  No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 OF THIS AGREEMENT, NONE OF PURCHASER OR ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF SELLER AND ITS AFFILIATES HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO (X) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND (Y) THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROSPECTS, ASSETS OR LIABILITIES OF PURCHASER OR PURCHASER'S SUBSIDIARIES OR AFFILIATES.
SECTION 5.12.  Finder's Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who would be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS
SECTION 6.1.  Access; Cooperation; Efforts to Close.

(a)  From the date hereof until the earlier of the termination of this Agreement or the Closing, the Company shall (and the Seller shall cause the Company to) provide Purchaser and its representatives with reasonable access during normal business hours and upon reasonable advance notice to the offices, properties, books and records (including electronic records) and employees of the PH Business (or of the Seller to the extent knowledgeable about the PH Business) and furnish to Purchaser and its representatives such additional financial, operating and other relevant data and information about the PH Business as Purchaser may reasonably request.  Notwithstanding the foregoing, no such access or information provided to Purchaser and its representatives pursuant to this Section 6.1(a) shall be required to be provided to the extent it will unreasonably interfere with the normal operations of the Company or the Seller, and all requests for such access or information will be directed to Robert G. Cimo, Jr., VP & General Counsel at the Seller, or such other Person or Persons as the Seller may designate in writing from time to time.  Nothing in this Section 6.1(a) shall require the Seller, the Company or any of their respective Subsidiaries to provide access or disclose any information to Purchaser to the extent that such access or disclosure would be reasonably likely to: (x) jeopardize any attorney-client or other legal privilege; or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
(b)  Purchaser and the Seller shall cooperate with each other and shall, and shall cause their respective representatives to, use commercially reasonable efforts after the Closing to effect the orderly transition of the ownership of the PH Business and Acquired Companies from the Seller to Purchaser in a manner so as to minimize any disruption to the PH Business.
(c)  Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, the Seller and Purchaser agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Sale and the other transactions contemplated by this Agreement, including the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 7 to be satisfied.
SECTION 6.2.  Publicity.  Each of Purchaser, the Company and the Seller will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement and the transactions contemplated hereby, including the Sale, and shall not issue any such press release or make any such public announcement prior to such consultation or contrary to or without such agreement, except that either Purchaser or the Seller may issue any such release or make any such public announcement as it is advised by counsel is required by applicable Law or the rules of any applicable securities exchange, in which case such party shall consult in good faith with the other parties before issuing any such press release or making any such public announcement and shall incorporate any reasonable comments requested by the non-disclosing parties.  Nothing contained in this Agreement will restrict: (a) Purchaser from making internal announcements to its employees, customers, lenders, investors and prospective investors and other business partners; or (b) the Seller from making internal announcements to its lenders or to the employees, partners, customers and other business relations of the Network Solutions Business.

SECTION 6.3.  Further Assurances.
(a) All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing). From and after the Closing, each of Purchaser, the Seller and the Company shall use its commercially reasonable efforts to, from time to time, execute and deliver (or cause to be executed and delivered) such other documents, certificates, agreements and other writings (without additional consideration), and take such other actions as may be reasonably necessary or reasonably requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement and the documents contemplated hereby.
(b) Without limiting the foregoing, the Seller shall (and shall cause all of its Subsidiaries to, to the extent necessary) at Seller's expense, cooperate with Purchaser and otherwise take all actions to cause the equity interests in Healthways Brasil Serviços de Consultoria Ltda. ("Healthways Brazil") owned by Seller or any of its Subsidiaries (other than Foreign Holdco), to be transferred to Foreign Holdco as promptly as possible following the Closing.  Such actions shall include, to the extent appropriate, enrolling with the Brazilian Central Bank and with the federal tax authority (CNPJ).  All costs, expenses and fees (including  all aggregate fees of Chaves, Gelman, Machado, Gilberto e Barboza (which the parties may jointly engage to effect the transfers described in this Section 6.3(b)) plus aggregate attorneys' fees of Purchaser's separate counsel of up to $10,000) incurred in connection with the obligations contained in this Section 6.3(b) shall constitute Company Expenses hereunder and shall be the responsibility of the Seller.  Following the Closing and prior to the completion of such transfer, the Seller will maintain its ownership of the equity interests in Healthways Brazil  for the benefit of and at the direction of Purchaser and will cause Healthways Brazil to perform its contractual obligations.  Promptly following the completion of such transfer, Purchaser shall cause Healthways Brazil to update all of its records and enrollments in order to reflect the new ownership thereof before the Brazilian authorities.
SECTION 6.4.  Takeover Proposals. Without limiting the Seller's other obligations under this Agreement, the Seller agrees that it will not, and will cause the Company and their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any transaction to effect, any

Takeover Proposal, (ii) provide any confidential information to any Person relating to any Takeover Proposal, or engage in any discussions or negotiations concerning any Takeover Proposal, or knowingly facilitate any effort or attempt to make or implement any Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Takeover Proposal.
SECTION 6.5.  Conduct of the PH Business.  From the date hereof until the earlier of the Closing or the termination of this Agreement, except: (1) as required by applicable Law; (2) as otherwise contemplated by this Agreement or set forth on Schedule 6.5 or (3) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall and shall cause its Subsidiaries to: (i) conduct the PH Business in the ordinary course of business consistent with past practices; (ii) use commercially reasonable efforts to: (A) preserve the present business operations, organization and goodwill of the PH Business; (B) preserve the present relationships with service providers, channel partners, sponsors and customers of the PH Business; and (C) keep available the services of the present officers, employees, agents and other personnel of the PH Business; and (iii) not take or omit to take any action that would be required to be disclosed in Section 3.12 of the Company Disclosure Letter.  Notwithstanding the foregoing, prior to the Closing, the Seller and its Subsidiaries may (A) use available cash to repay or collect the payment of any intercompany indebtedness, and/or make cash distributions to their respective equity owners, (B) perform all actions contemplated, necessary or desirable to consummate the Restructuring, (C) implement changes pursuant to and consistent with the Seller's publicly announced structural reorganization and cost rationalization plan.
SECTION 6.6.  Healthcare Laws Compliance Investigations.  The Seller agrees that from and after the Closing, it shall cooperate with the reasonable requests of Purchaser and the Company in responding to any investigation conducted by: (a) a Governmental Authority; (b) a customer of an Acquired Company; or (c) Purchaser or the Company, in each case related to compliance by an Acquired Company with Healthcare Privacy Laws prior to the Closing.  The Company shall pay the reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Seller in connection with such cooperation.  Notwithstanding the foregoing, the Seller shall not be required to take any action under this Section 6.6 that would be reasonably likely to: (x) jeopardize any attorney-client or other legal privilege of the Seller or any of its Affiliates; or (y) contravene any applicable Laws, fiduciary duty or contractual obligation of the Seller or any of its Affiliates.
SECTION 6.7.  Intercompany Obligations.  The Seller and its Subsidiaries shall take such action and make such payments as may be necessary so that, as of the Closing, there shall be no intercompany obligations between the Seller or any of its Subsidiaries (other than an Acquired Company), on the one hand, and any Acquired Company, on the other hand, other than the obligations pursuant to this Agreement, the Transition Services Agreement, the Headquarters Sublease and the WBIC Subleases.
SECTION 6.8.  Restructuring.  Prior to the Closing, the Seller and its Subsidiaries will complete the Restructuring. The documentation with respect to the Restructuring, to the extent in addition to the Contribution and Assumption Agreement, shall, to the extent affecting an Acquired Company or one of its Affiliates, will be in form and substance satisfactory to Purchaser.
SECTION 6.9.  D&O Matters.
(a) For a period of six years after the Closing, Purchaser will not, and will not permit an Acquired Company to, amend, repeal or modify any provision existing as of the date of this Agreement in any Acquired Subsidiary's Organizational Documents relating to the exculpation, indemnification or advancement of expenses of the current and former officers, directors or managers of any such Person (each, a "D&O Indemnified Person") (unless required by Law), it being the intent of the parties that each D&O Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses in accordance with such provisions to the full extent permitted by applicable Law.
(b)  For a period of six years after the Closing, the Seller will not, and will not permit any of its Subsidiaries to, amend, repeal or modify any provision existing as of the date of this Agreement in any such Person's Organizational Documents relating to the exculpation, indemnification or advancement of expenses of the current and former officers, directors and managers of any such Person (unless required by Law) solely to the extent such current or former officers, directors and managers are employees of the Acquired Companies as of the Closing Date, it being the intent of the parties that each such individual will be continue to be entitled to such exculpation, indemnification and advancement of expenses in accordance with such provisions to the full extent permitted by applicable Law.
SECTION 6.10.  Procedures for Non-Assigned Contracts. In the event that: (a) as part of the Restructuring, the Seller or its Subsidiaries attempt to assign any Contract or other claim or right, or any benefit arising thereunder or resulting therefrom (each, an "Assignable Right") that constitutes a Contributed Asset; (b) such assignment requires the consent of a third party; and (c) such third party consent is not obtained prior to the Closing, then the Seller and Purchaser shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain such consent as quickly as practicable thereafter; provided, that nothing shall require Purchaser or any of its Subsidiaries to pay any funds or modify any Contract as part of such commercially reasonable efforts. Prior to the obtaining of any such consent, the Seller and Purchaser shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Seller (or one of its Subsidiaries) or Purchaser (or one of its Subsidiaries), as applicable, the benefits of use of the Assignable Right for its term, and to the extent that the Seller (and one of its Subsidiaries) or Purchaser (or one of its Subsidiaries), as applicable, receives such benefits, it will assume the obligations of the other party (or its Affiliates) thereunder to the extent that the applicable Person would have been responsible therefor if such consent had been obtained. Once a consent is obtained, the Seller or Purchaser, as applicable, shall cause the holder of the Assignable Right to promptly assign such Assignable Right to the other party (or its designated Affiliate), and such other party (or its designated Affiliate) shall assume the obligations thereunder.
SECTION 6.11.  Notification. Between the date of this Agreement and the Closing Date, Purchaser or the Seller, as the case may be, shall promptly notify the other party in writing if such party becomes aware of: (a) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such party made as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party's discovery of, such fact or condition, or (c) the occurrence of any event that may make the satisfaction of any conditions in Article 7 impossible or unlikely.  The Seller shall promptly deliver to Purchaser a supplement to the Company Disclosure Letter in order to disclose any fact or condition that arises after the date hereof or existing at or prior to the date hereof and of which Seller had no Knowledge that, in either case, would be reasonably likely to cause or constitute a breach of any representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or condition. No disclosure pursuant to this Section 6.11 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
SECTION 6.12.  Gallup Funding.  On each of October 1, 2016, January 1, 2017, April 1, 2017, July 1, 2017 and October 1, 2017, the Seller shall pay to the Company, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to two-thirds of each quarterly installment of the purchase price required in connection with the exercise of the Call Option (as defined under the Gallup Agreement) pursuant to the Gallup Agreement.  The installment payments provided by the Seller pursuant to this Section 6.12 shall be paid to Purchaser on or before the deadline for each quarterly installment under the Gallup Agreement, and Purchaser shall be responsible for the full and prompt payment of each quarterly installment under the Gallup Agreement. Within three Business Days following the Seller's written request to Purchaser, Purchaser shall provide evidence that each of the quarterly payments required by the Gallup Agreement has been paid.
SECTION 6.13.  Working Capital Estimate.  At least two (2) but no more than five (5) Business Days prior to the Closing, the Seller shall deliver to Purchaser a certificate, executed by the Chief Financial Officer (or comparable official) of the Seller ("Estimated Working Capital Certificate"), setting forth the Seller's best estimate of the Working Capital as of the close of business of the Business Day immediately preceding the Closing (the "Working Capital Estimate").
SECTION 6.14.  Business Employees.

(a)  Employment of Business Employees.  The Acquired Companies shall continue the employment of all Business Employees for at least ninety (90) days after the Closing Date, excluding employees of the PH Business who are not actively employed as of the Closing (e.g., on a leave of absence).  Employees of the PH Business who are not actively employed as of the Closing (e.g., on a leave of absence) shall not become employees of an Acquired Company as of the Closing Date, and shall remain the responsibility of Seller for all purposes. Each such PH Business employee not actively employed as of the Closing Date shall be offered employment by an Acquired Company on the first date that such PH Business employee is eligible to return to active service and reports to active service with an Acquired Company; provided, however, that (i) such return to active employment date is within ninety (90) days following the Closing Date or, if longer, within the period required by Law to return to active employment and (ii) any such PH Business employee who is hired by an Acquired Company shall be treated as a Business Employee only with respect to the period after such date of hire but such PH Business Employee shall be treated in all respects as other PH Business Employees hereunder. Seller shall retain all responsibilities and Liabilities with respect to any severance-related payments or benefits for any such PH Business employee in connection with cessation of employment prior to or on such hire date by an Acquired Company. Seller shall retain all responsibilities and Liabilities with respect to any severance-related payments or benefits for any Business Employee or Former Business Employee in connection with cessation of employment of any such Person prior to or on the Closing Date.  For the 2016 calendar year, the Company shall apply the predecessor-successor rule under Code Section 3121(a)(1) and similar state laws which allows compensation paid with respect to employment of the Business Employees by Seller and its Subsidiaries during the portion of the 2016 calendar year prior to the Closing Date to be considered as having been paid by the successor Company for FICA, FUTA, SUTA and similar purposes. The Seller and its Subsidiaries will transfer W-2 responsibility, and all data with respect to payroll and withholdings, for the Business Employees for 2016 to the Company as of the Closing Date, including all applicable payroll and withholding information necessary for W-2 reporting and unemployment withholding and similar state reporting and withholding for all Business Employees and all W-4s for each Business Employee and shall comply with the predecessor-successor rules for application of the alternate procedure as set forth in IRS Revenue Procedure 2004-53.
(b)  Group Health Plans.  The Seller shall, prior to the Closing, take all action necessary to cause the Company to be a participating employer under the Seller's group medical and prescription drug plan for the benefit of Company employees and their dependents (including coverage under the third-party stop-loss insurance policy maintained by Seller in connection with such plan) from the Restructuring through December 31, 2016.  The Seller shall, prior to the Closing, use commercially reasonable efforts to cause the third party stop-loss insurance policy carrier with respect to the Seller's group medical and prescription drug plan to recognize all claims under such plan of employees of Company and their dependents as covered claims under such stop-loss policy through December 31, 2016 and to aggregate any such claims for calendar year 2016 with claims incurred during 2016 prior to or on the Closing Date for each such employee and dependent.  Company shall, as a participating employer under the Seller's group medical and prescription drug plan, be responsible for payment of claims incurred by covered Company employees and their covered dependents after the Closing through December 31, 2016 which are paid under the terms of the Seller's group medical and prescription drug plan in which Company is a participating employer.  In addition, the Seller and Purchaser agree that Company shall pay an administrative fee to the Seller, as set forth in the Transition Services Agreement, for the period from the Closing Date through December 31, 2016 (which shall include Company's attributable share of stop-loss coverage premiums and third party administrator fees), and for any related claims run-off period (which shall include Company's attributable share of third party administrator fees), in connection with the administration of Company's participating employer coverage for its employees and their dependents under the Seller's group medical and prescription drug plan and the Seller shall be responsible for administration of plan benefits and claims, including any claims which are coordinated with the plan's stop-loss carrier, for Company employees and their dependents during such period.  The Seller shall cause all participant information necessary for ACA reporting purposes, determined in accordance with Section 4980H of the Code and guidance issued thereunder, for the period from the Closing Date through December 31, 2016 with respect to coverage of Company employees and their dependents under the Seller's group medical and prescription drug plan to be provided to Company within a reasonable period following the last day of each calendar month. The Seller shall retain all responsibilities and Liabilities for ACA reporting purposes with respect to coverage of Company employees and their dependents under Seller's group medical and prescription drug plan for periods through the Closing Date. The Seller and Purchaser agree that the Company shall pay an administrative fee to Seller, as set forth in the Transition Services Agreement, with respect to transfer of ACA reporting information for the period from the Closing Date through December 31, 2016.
(c)  COBRA.  The Seller shall make available healthcare continuation coverage under COBRA, or similar state Law, if applicable, to any Business Employees or Former Business Employees and their Qualified Beneficiaries with respect to Qualifying Events that occur prior to or on the Closing Date. Purchaser shall cause healthcare continuation coverage under COBRA, or similar state Law, if applicable, to be provided to any Business Employees and their Qualified Beneficiaries with respect to Qualifying Events that occur after the Closing Date.
(d)  Pension Plans and Deferred Compensation Plans. The Seller will cause each Business Employee or other employee of the PH Business who: (i) is employed by an Acquired Company as of the Closing Date, (ii) becomes employed by an Acquired Company or Purchaser as of the Closing Date, or otherwise becomes some employed pursuant to Section 6.14(a), in connection with the Sale, or (iii) ceases employment in connection with the Sale, to be fully vested, as of the Closing Date, in all employer contributions under any pension plan or deferred compensation plan maintained by the Seller or its Subsidiaries. The Seller shall cause a matching contribution of 52% of participant deferrals of compensation earned through the Closing Date, up to 6% of eligible compensation, to be made within 60 days following the Closing Date to Seller's 401(k) Plan and Seller's Capital Accumulation Plan for all Business Employees participating in such plans as of the Closing Date.  Such contributions shall be fully vested.

(e)  Paid-Time Off.  Purchaser shall continue to provide the Business Employees who are classified by the Seller at Grade 19 or above as of the Closing Date with unlimited paid-time off and salary continuation as provided under the Seller's policy as of the Closing Date through December 31, 2016.
(f)  Service Credit. Purchaser will, and will cause its Subsidiaries (including the Acquired Companies) to, credit service rendered by the Business Employees to the Seller or its Subsidiaries prior to the Closing for purposes of eligibility, participation, vesting and level of benefits, but not for purposes of benefit accrual, under all employee benefit plans, programs, policies and arrangements of Purchaser and its Subsidiaries (including the Acquired Companies) from and after the Closing to the same extent as such service was taken into account under corresponding plans of the Seller and its Subsidiaries for such purposes.  Notwithstanding the foregoing, no such prior service credit will be recognized to the extent that such recognition would result in any duplication of benefits or coverage.
(g)  Education Assistance.  Seller shall retain all Liability for any payments to Business Employees with respect to any education assistance approved by Seller or its Subsidiaries and commenced prior to the Closing Date.
(h)  Certain Employee Bonus Payments.  No later than August 31, 2016, the Seller shall provide to Purchaser a schedule of bonus payments to be made to Business Employees attributable to (x) semi-annual incentive bonus payments payable in respect of achievement of individual objectives of such Business Employees that were met during the first half of 2016 and (y) monthly WBIC incentive bonus payments attributable to achievement of objectives met during the period prior to the Closing.  Within 10 Business Days following receipt of such schedule, Purchaser shall provide to the Seller a reasonably detailed summary statement from Purchaser's payroll processing provider of the total amount, including all applicable Medicare contributions and other related expenses, required to fund such bonus payments.  Within three (3) Business Days following receipt of such summary payroll statement, the Seller shall pay to Purchaser or the Company, as applicable, by wire transfer of immediately available funds to an account designated by the Purchaser or the Company, the total amount required to fund such bonus payments (along with all applicable Medicare contributions and other related expenses), and the Purchaser or the Company, as applicable, shall promptly thereafter cause such bonus payments, less applicable Medicare contributions and other related expenses, to be distributed to the applicable Business Employees.
(i)  No Third Party Beneficiaries.  The provisions of this Section 6.14 are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Seller, Purchaser or any of their respective Subsidiaries), other than the parties hereto and their respective successors and permitted assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.14.  Nothing contained herein shall be construed as requiring, and the Seller shall take no action that would have the effect of requiring, Purchaser to continue any specific employee benefit plans or to continue the employment of any specific Person.  No provision in this Agreement shall modify or amend any employee benefit plan or program.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such employee benefit plan or program.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such employee benefit plan or program and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.
SECTION 6.15.  Post-Closing Commercial Opportunities.  The parties agree to form a committee comprised of representatives of both the Seller and Purchaser to explore opportunities through which the SilverSneakers® Fitness Business would purchase certain services from Purchaser following the Closing.
SECTION 6.16.  Incentive Payments.  To the extent any landlord of an Acquired Company demands that an Acquired Company refund any incentive payment received by the Acquired Company, then, within ten (10) Business Days of Purchaser's delivery to the Seller of such demand, the Seller shall pay to the applicable landlord the amount so demanded.
ARTICLE 7
CLOSING CONDITIONS
SECTION 7.1. Conditions to Purchaser's Obligations.  The obligations of Purchaser to effect the Sale and issue the ACER are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

(a)  The representations and warranties contained in Article 3 and Article 4 of this Agreement, other than the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization), Section 3.23(a) (Title to Properties), Section 3.30 (Finder's Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.5 (Ownership and Transfer of Interests), and Section 4.9 (Finder's Fees), shall be true and correct (it being understood and agreed that all references in such representations and warranties to "material", "in all material respects", "Company Material Adverse Effect" or any similar standard or qualification shall be disregarded), in each case as of the date of this Agreement and as of the Closing Date, after giving effect to any supplement to the Company Disclosure Letter, with the same effect as though made on and as of the date of this Agreement and the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except, in each case, for any failures of any such representations and warranties to be true and correct that taken together have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially and adversely affect the Seller's ability to consummate the transactions contemplated hereby.

(b)  The representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization), Section 3.23(a) (Title to Properties), Section 3.30 (Finder's Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.5 (Ownership and Transfer of Interests), and Section 4.9 (Finder's Fees) shall be true and correct (it being understood and agreed that all references in such representations and warranties to "material", "in all material respects", "Company Material Adverse Effect" or any similar standard or qualification shall be disregarded) in all material respects, in each case as of the date of this Agreement and as of the Closing Date, after giving effect to any supplement to the Company Disclosure Letter, with the same effect as though made on and as of the date of this Agreement and the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
(c)  The Seller shall have delivered or caused to be delivered all deliverables required pursuant to Section 2.2(b)(i), and each of the Seller and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(d)  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(e)  No temporary restraining order, preliminary or permanent injunction or other Legal Proceeding which has the effect of preventing or materially delaying the consummation of the Restructuring or Sale shall be in effect.
(f)  There shall not be pending or threatened in writing any Legal Proceeding challenging the acquisition by Purchaser of the Interests, or seeking to make illegal, delay, restrain or prohibit the consummation of the Restructuring or Sale.
(g)  The Restructuring shall have been consummated on or before the day immediately preceding the Closing Date.
(h)  The Seller shall have delivered duly executed consents in form and substance reasonably satisfactory to Purchaser from the third parties set forth on Schedule 7.1(h). The parties acknowledge and agree that the consents attached to Schedule 7.1(h) shall be deemed satisfactory, provided that such consents have not been revoked or modified in any material respect.
SECTION 7.2.  Conditions to the Seller's Obligations.  The obligations of the Seller to effect the Sale are subject to the satisfaction or waiver in writing on or prior to the Closing Date of the following conditions:

(a) The representations and warranties contained in Article 5 of this Agreement, other than the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authorization), and Section 5.12 (Finder's Fees),  shall be true and correct (it being understood and agreed that all references in such representations and warranties to "material", "in all material respects", "Purchaser Material Adverse Effect" or any similar standard or qualification shall be disregarded), in each case as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the date of this Agreement and the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except, in each case, for any failures of any such representations and warranties to be true and correct that taken together have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect or materially and adversely affect Purchaser's ability to consummate the transactions contemplated hereby.
(b)  The representations and warranties contained in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authorization), and Section 5.12 (Finder's Fees) shall be true and correct (it being understood and agreed that all references in such representations and warranties to "material", "in all material respects", "Purchaser Material Adverse Effect" or any similar standard or qualification shall be disregarded) in all material respects, in each case as of the date of this Agreement and as of the Closing Date, after giving effect to any supplement to the Purchaser Disclosure Letter, with the same effect as though made on and as of the date of this Agreement and the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
(c)  Purchaser shall have delivered all deliverables required pursuant to Section 2.1(b)(ii) and shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(d)  Since the date of this Agreement, there shall not have occurred a Purchaser Material Adverse Effect.
(e)  No temporary restraining order, preliminary or permanent injunction or other Legal Proceeding which has the effect of preventing or materially delaying the consummation of the Restructuring or Sale shall be in effect.
ARTICLE 8
SURVIVAL; INDEMNIFICATION; CERTAIN TAX MATTERS
SECTION 8.1. Survival of Representations and Warranties.  The representations and warranties of each party contained in this Agreement shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any party or its representatives until and shall terminate on the 24-month anniversary of the Closing Date (except to the extent that written notice of the existence of facts that support a claim has been provided prior thereto, in which event the applicable representation and warranty and related indemnification obligations shall survive until the claim is resolved); provided, however, that notwithstanding the foregoing, any representations and warranties (and related indemnification obligations) contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization), Section 3.23(a) (Title to Properties), Section 3.30 (Finder's Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.5 (Ownership and Transfer of  Interests), Section 4.9 (Finder's

Fees),  Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authorization), and Section 5.12 (Finder's Fees) shall survive until and shall terminate on the date that is sixty (60) days after the expiration of the applicable statutory period of limitations (each of the foregoing representations being the "Fundamental Representations").
SECTION 8.2.  Indemnification by the Seller.

(a) Subject to the other provisions of this Article 8, the Seller will defend, indemnify and hold harmless Purchaser and its Affiliates (including the Company), and each of the foregoing's respective officers, directors, stockholders, employees and agents (collectively, the "Purchaser Indemnified Parties") from Losses which any of the Purchaser Indemnified Parties may incur or sustain, or to which any of the Purchaser Indemnified Parties may be subjected, as the same are incurred, arising out of or otherwise related to:
(i) any breach of any representation or warranty contained in Article 3 or Article 4 of this Agreement;
(ii) any breach in any respect of any covenant or agreement of the Seller (or, prior to the Closing, the Company) contained in Section 2.3(f), Section 2.3(g), Section 2.4(a), Article 6 or Article 9 of this Agreement;
(iii) any Taxes of an Acquired Company accruing or attributable to any period ending on or before the Closing Date, and any Taxes of an Acquired Company for any period that commences before but ends after the Closing Date ("Straddle Period") to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, determined in the manner described in Section 8.7(a);
(iv) any Company Expenses, to the extent not paid in accordance with Section 6.14(h);
(v) any Debt, to the extent not taken into account in the calculation of the Final Working Capital Amount;
(vi) any Liability of an Acquired Company accruing or attributable to any period ending on or before the Closing Date, except to the extent taken into account in the calculation of the Final Working Capital Amount;
(vii) any Excluded Liability, including specifically any Liability related to the operations or assets currently or previously owned or operated by MeYouHealth, LLC or the Network Solutions Business; and
(viii) those matters set forth on Schedule 8.2(a)(viii), in the manner set forth thereon.

(b) Following the Closing, no Acquired Company shall have any Liability to the Seller or any other Person as a result of any inaccuracy or misrepresentation in or breach of the representations or warranties made by, or a breach of any covenant or agreement made by, the Company or the Seller. The Seller shall not have any right of indemnification or contribution against an Acquired Company on account of any event or condition occurring or existing prior to or on the date of the Closing.
SECTION 8.3.  Indemnification by Purchaser.  Subject to the other provisions of this Article 8, Purchaser hereby agrees to indemnify, defend and hold harmless the Seller from Losses which the Seller may incur or sustain, or be subjected, as the same are incurred, arising out of or otherwise related to:

(a) any breach of any representation or warranty contained in Article 5 of this Agreement;
(b) any breach in any respect of any covenant or agreement of Purchaser contained in Section 2.3(f), Section 2.3(g) or Article 6 of this Agreement;
(c) any Assumed Liability; and
(d) any breach of Purchaser's obligations under the Data Stewardship Agreement; provided, however, that Purchaser shall not be liable for breaches of its obligations with respect to Legacy Data (as such term is defined in the Data Stewardship Agreement), except in the event of Purchaser's gross negligence or willful misconduct or in the event of a security breach committed by Purchaser's employees.
Notwithstanding Section 8.3(c), Purchaser shall not have any obligation to indemnify the Seller with respect to a Liability constituting an Assumed Liability to the extent Purchaser is entitled to indemnification with respect to such Liability pursuant to the terms of Section 8.2.  For example, if a Liability is an Assumed Liability but also constitutes a breach of a representation and warranty made by the Seller, the Seller shall not be entitled to be indemnified by Purchaser pursuant to Section 8.3(c) for any Losses the Seller incurs with respect to such Liability: (i) if the breach was a result of a failure of Seller to list a Material Contract requiring consent on Section 3.7 of the Company Disclosure Letter or a failure of Seller to disclose a Material Contract on Section 3.21 of the Company Disclosure Letter; or (ii) with respect to all other breaches, unless, and solely to the extent that, the Losses in respect of such Liability indemnifiable by Purchaser pursuant to Section 8.3(c) exceed the amount of Losses in respect of such Liability that would otherwise be indemnifiable by the Seller pursuant to Section 8.2(a)(i).
SECTION 8.4.  Claims for Indemnification.
(a)  Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim; provided, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligation hereunder only to the extent such failure results in actual and material prejudice to the Indemnifying Party.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.
(b)  If an Indemnified Party becomes aware of any third‑party claim which it believes may result in a claim for indemnification for Losses (an "Indemnification Claim"), the Indemnifying Party shall be entitled to control in any defense of such claim; provided, however, that the Indemnifying Party shall not be entitled to assume the control of any such defense (and the Indemnified Party shall control such defense at the expense of the Indemnifying Party) if: (i) the Indemnification Claim relates to or arises in connection with any criminal Legal Proceeding; (ii) the Indemnifying Party is also a Person against whom the Indemnified Claim is made and the Indemnified Party is advised by legal counsel that joint representation would be inappropriate; (iii) if the Indemnified Party is a Purchaser Indemnified Party, the Indemnification Claim is asserted by a customer or supplier of the PH Business;  or (iv) the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense of such Indemnification Claim within twenty (20) Business Days following delivery of written notice of such Indemnification Claim.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim without prejudice to its rights to be indemnified hereunder. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that the reasonable fees and expenses of the Indemnified Party's counsel that are incurred prior to the Indemnifying Party's effective assumption of any Indemnification Claim shall be the responsibility of the Indemnifying Party if such assumption occurs more than ten (10) Business Days after the Indemnifying Party shall have received notice of such Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless: (i) the sole relief is monetary damages that will be solely satisfied by the Indemnifying Party; and (ii) the claimant provides the Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim.  In the event of a direct conflict between this Section 8.4(b) and Section 8.7, the provisions of Section 8.7 shall prevail.
(c) With respect to any Indemnification Claim, both the Indemnified Party and the Indemnifying Party, as the case may be, shall, to the extent requested by the other Person, keep the other Person informed in all material respects of the status of such Indemnification Claim and any related Legal Proceedings where such Person is not represented by its own counsel.

SECTION 8.5.  Limitation on Indemnity Claims; Recourse.
(a)  With respect to the Seller's obligation to indemnify and hold harmless Purchaser Indemnified Parties for their Losses:
(i)  pursuant to Section 8.2(a)(i), such obligation to indemnify and hold harmless shall only apply after the aggregate amount of such Losses exceeds on a cumulative basis $200,000 in the aggregate (the "Deductible"), and then only to the extent of such excess; provided, however, that the Deductible shall not apply to Losses suffered or paid by any Purchaser Indemnified Party as a result of the breach of any Fundamental Representation, it being agreed that, in such circumstances, the applicable Purchaser Indemnified Party shall, subject to the other limitations set forth in this Article 8, be entitled to be indemnified and held harmless from the first dollar of such Losses, and any such Losses shall not count towards the Deductible;
(ii)  pursuant to Section 8.2(a)(i) and Section 8.2(a)(ii), the Seller's aggregate liability shall not exceed $30,000,000 (the "Cap Amount"), provided, however, that the Cap Amount shall be reduced dollar-for-dollar by the amount of any reduction to the Purchase Price as a result of a determination of Final Negative Cash Flows in excess of $25,000,000 pursuant to Section 2.4; and
(iii)  notwithstanding the foregoing, none of the limitations contained in this Section 8.5(a) shall apply to: (A) indemnification pursuant to Section 8.2(a)(ii) as a result of a breach of Seller's payment obligations under Section 2.3(f), Section 2.3(g), Section 6.3(b) Section 6.12, Section 6.14, Section 6.16 or Section 11.13; or (B) any indemnification obligation of the Seller as to any matter that is based upon intentional fraud asserted against the Person who committed such fraud (or whose employees or representatives committed such fraud).
(b)  The amount of any Losses for which indemnification is available pursuant to this Article 8 shall be reduced by (i) any amounts actually received by the Indemnified Party under any insurance policies (net of any costs of collection and increases in premiums resulting from such claim) or any indemnity, contribution or other similar payment recovered by the Indemnified Party from any third party with respect thereto (net of any costs of collection) and (ii) any Tax Benefit inuring to the Indemnified Party on account of such Loss in any taxable year (solely to the extent the Indemnified Party received the Tax Benefit in the taxable period in which such Loss occurred).  If the Indemnified Party receives a recovery or realization under any insurance policy or any indemnity, contribution or similar payment or a Tax Benefit in respect of a Loss and the amount of the indemnity payment under this Article 8 was not previously reduced by the amount of such recovery or realization (or any portion thereof), the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such recovery or realization up to the amount of the indemnification payment previously made to the Indemnified Party.  For purposes hereof, "Tax Benefit" shall mean, with respect to any Loss subject to indemnity under this Article 8, an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced or reducible for such taxable period as a result of such Loss, but shall not include any deferred tax attributes such as adjustments to amortization or depreciation realizable in future tax periods or increases in net operating loss carryforwards.
(c)  From and after the Closing, except for (i) the right of a party to pursue equitable relief pursuant to Section 10.3 of this Agreement (including specifically the covenants contained in Article 9); and (ii) any claim of intentional fraud asserted against the Person who committed such fraud (or such Person's employees or representatives), the indemnification terms set forth in this Article 8 shall constitute the sole and exclusive remedy of the parties hereto, the Purchaser Indemnified Parties and the Seller for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the parties hereto hereby agree that no Person (and no Purchaser Indemnified Party or Seller) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article 8 (and subject to the limitations and terms set forth in this Article 8).  Subject to Section 8.5(e), to the extent any Purchaser Indemnified Party is entitled to indemnification pursuant to this Article 8 (other than indemnification pursuant to Section 8.2(a)(ii) as a result of a breach of Seller's payment obligations under of Section 2.3(f), Section 2.3(g), Section 6.3(b), Section 6.12, Section 6.14, Section 6.16 or Section 11.13, the Purchaser Indemnified Parties' sole source of recovery in respect of indemnification claims pursuant to this Article 8 shall be: (1) until the issuance of Purchaser Common Stock upon conversion of the ACER, a reduction in the Face Amount, and the Seller shall have no further liabilities or obligations to Purchaser or any of the Purchaser Indemnified Parties pursuant to this Article 8 or any other provision of this Agreement; and (2) following issuance of Purchaser Common Stock upon conversion of the ACER, as set forth in Section 8.5(d).  Upon any adjustment of the Face Amount pursuant to this Section 8.5(c), each of the Seller and Purchaser shall take all steps necessary to adjust the ACER, including execution of an appropriate amendment to the ACER.
(d)  Subject to Section 8.5(e), to the extent any Purchaser Indemnified Party is entitled to indemnification following issuance of the Purchaser Common Stock upon conversion of the ACER, Purchaser shall have the right to seek reimbursement for its Losses directly from the Seller; provided however, that (other than indemnification pursuant to Section 8.2(a)(ii) as a result of a breach of Seller's payment obligations under of Section 2.3(f), Section 2.3(g), Section 6.3(b), Section 6.12, Section 6.14, Section 6.16 or Section 11.13) Purchaser shall first seek reimbursement for its Losses by way of return of Purchaser Common Stock (to the extent available). Subject to Section 8.5(e), in the event that Purchaser seeks indemnification from Seller by way of return of Purchaser Common Stock, Seller shall, promptly following the request of Purchaser, return to Purchaser certificates representing shares of Purchaser Common Stock equal to Seller's indemnification obligation pursuant to Section 8.2(a) (by reference to the Conversion Price), which Purchaser Common Stock shall be cancelled by Purchaser (who shall then re-issue to Seller such lesser amount of Purchaser Common Stock to which the Seller shall become entitled, if any, after such indemnification payment). Should the Seller fail to so submit its certificates representing shares of Purchaser Common Stock promptly upon Purchaser's request, Purchaser is hereby empowered, authorized and entitled to cancel and re-issue the Purchaser Common Stock in its stock ledger in accordance with this paragraph and to treat the Seller as the owner of such lesser amount of Purchaser Common Stock for all purposes thereafter.
(e)  Notwithstanding anything to the contrary in Section 8.5(c) or Section 8.5(d), to the extent any Purchaser Indemnified Party is entitled to indemnification pursuant to this Article 8, Seller shall have the option, upon written notice to Purchaser, to either: (i) pay to the applicable Purchaser Indemnified Party(s) the amount of Losses in cash; or (ii) provide that such Losses shall be indemnified pursuant to the reduction in the Face Amount or return of Purchaser Common Stock, as applicable, in accordance with Sections 8.5(c) or Section 8.5(d), as applicable; and Seller shall provide Purchaser with such notice of its intention within ten (10) Business Days of the applicable Purchaser Indemnified Party's delivery of a claim for indemnification or Indemnification Claim, as applicable, and Seller's failure to provide such notice within such ten (10) Business Day period shall be deemed an election to proceed in accordance with Section 8.5(e)(ii).
(f)  Solely for purposes of determining the amount of Loss related to a breach of a representation or warranty, the parties hereto shall disregard any "material," "Material Adverse Effect" or similar qualifiers set forth therein (i.e., such qualifications shall be given full effect for purposes of determining whether any representation or warranty has been breached).
(g)  No Purchaser Indemnified Party shall be entitled to indemnification pursuant to this Article 8 to the extent such Loss reduced the number of shares of Purchaser Common Stock issuable upon conversion of the ACER pursuant to Section 2.4 as a result of incorporation into the determination of Final Negative Cash Flows.
SECTION 8.6. Conversion Price.  The parties hereto acknowledge and agree that, for all matters relating to valuation of the Purchaser Common Stock, including any adjustments thereto pursuant to this Article 8, the value of the Purchaser Common Stock for all purposes hereunder shall be the Conversion Price as of the date the claim for indemnification is made.
SECTION 8.7. Tax Matters. Notwithstanding any other provision of this Agreement (including Section 8.4(b)), the following provisions shall govern the allocation of responsibility as between Purchaser, Purchaser, the Company and the Seller for certain Tax matters following the Closing Date, and shall apply to any disputes or contests relating to Tax matters.
(a) If notice of any audit, litigation or similar proceeding with respect to Taxes of an Acquired Company shall be received by Purchaser or any of its Affiliates or the Seller for which the Seller may be liable pursuant to the indemnification provisions of this Agreement (a "Seller Tax Claim"), Purchaser or the Seller, as the case may be, shall notify the other party in writing of the Seller Tax Claim, as provided in Section 8.4(a).  Purchaser shall control the defense of Seller Tax Claims in good faith and the Seller shall have the right to elect to participate in such proceedings at its own costs and expense.  To the extent the Seller Tax

Claim relates to Taxes of an Acquired Company for any taxable period ending on or prior to the Closing Date or the portion of a Straddle Period ending on the Closing Date, Purchaser shall not settle, resolve or abandon (or permit to be settled, resolved or abandoned) the Seller Tax Claim without providing the Seller a reasonable opportunity to review and comment on such proposed settlement, resolution or abandonment; provided, however, that if a proposed settlement of the Seller Tax Claim would result in a claim for indemnification against the Seller, the settlement, resolution or abandonment of such proceeding will require the approval of the Seller, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that if the Seller fails to approve timely such proposed settlement of the Seller Tax Claim, then Purchaser shall continue to negotiate the Seller Tax Claim at the Seller's sole cost and expense, payable by the Seller to Purchaser in advance of Purchaser's incurrence of any additional costs or expenses. In such event, should the Seller fail to advance Purchaser's costs and expense, then Purchaser shall no longer require the Seller's approval to settle, resolve or abandon any the Seller Tax Claim and shall be indemnified for the amount of any such settlement or resolution (including applicable costs and expenses related thereto) pursuant to this Agreement.
(b) Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred as a result of the Sale (collectively, "Transfer Taxes") shall be borne by Purchaser.  Purchaser shall prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes (the "TransferTax Returns").  If required by applicable Tax Law, the Seller will join in the execution of any Transfer Tax Return.
(c) Any dispute, controversy, or claim between Purchaser or an Acquired Company, on the one hand, and the Seller, on the other hand, arising out of or relating to the provisions of this Agreement that relate solely to Taxes that cannot be resolved by negotiations between Purchaser and the Seller shall be submitted to the Accounting Firm for resolution.  The Accounting Firm shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary.  The Accounting Firm shall determine only those issues in dispute and shall render a written report as to the resolution of the dispute and, absent manifest error, the resulting computation of any Tax, fee, deduction or other amount in dispute which, absent manifest error, shall be conclusive and binding on Purchaser, the Company, the Seller and their respective Affiliates.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Accounting Firm shall be borne equally by the Seller, on the one hand, and Purchaser, on the other.
(d) Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.7 and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees and, as applicable, advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(e) Unless otherwise required by applicable Law, any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes.
ARTICLE 9
RESTRICTIVE COVENANTS
SECTION 9.1.  Definition. "Purchaser Confidential Information" shall mean any and all confidential information concerning the affairs of the Acquired Companies or concerning the PH Business, and shall include such information as it relates to the PH Business prior to Closing. Without limiting the generality of the foregoing, Purchaser Confidential Information includes each of the following categories of information:
(a) which constitutes proprietary information of an Acquired Company;
(b) which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of the PH Business or an Acquired Company, however documented;
(c) which constitutes product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in Source Code or Object Code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret related to the PH Business or otherwise of an Acquired Company under applicable Law;
(d) which constitutes notes, analyses, compilations, studies, summaries, and other material prepared by or for an Acquired Company containing or based, in whole or in part, on any information included in the foregoing; or
(e) which the Seller or one of its Subsidiaries took reasonable measures prior to the Closing to maintain the confidentiality thereof.
Notwithstanding anything to the contrary above, the term "Purchaser Confidential Information" does not include information that: (x) is or becomes generally available to the public other than as a result of a disclosure by the Seller or its Affiliates or representatives; (y) becomes available to the Seller on a non-confidential basis from a source other than the Company, its Affiliates or any of their respective representatives; or (z) is independently acquired or developed by the Seller following the Closing without using Purchaser Confidential Information and without violating Section 9.2 or any other confidentiality agreement with

Purchaser or its Affiliates; provided, however, that with respect to clauses (x) and (y) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information.
SECTION 9.2.	Acknowledgments and Agreements.
(a) The Seller hereby acknowledges, agrees and covenants that, for a period of five (5) years following the Closing, the Seller and each of its Affiliates will keep confidential, will hold for the sole benefit of Purchaser and its Affiliates, and will not use except on behalf of Purchaser and its Affiliates, all Purchaser Confidential Information, which the Seller acknowledges is, or shall be, proprietary to Purchaser and its Affiliates; provided, however, that any Purchaser Confidential Information that is also considered a trade secret under applicable Law shall not be disclosed by the Seller or any of its Affiliates as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by such Person. The Seller agrees that upon request it shall, at the Seller's discretion, return to the Company or destroy all Purchaser Confidential Information in whatever form such information is in the possession of the Seller or under the Seller's control; provided, however, such return or destruction shall not extend to Purchaser Confidential Information on back-up servers that are not accessible in the ordinary course of business, and of Information required to be retained pursuant to Law; provided, further, that in each case, the Seller and its Affiliates shall be required to abide by its obligations regarding such Purchaser Confidential Information contained in this Section 9.2(a).  Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Purchaser Confidential Information required by this Section 9.2 shall not apply to any Purchaser Confidential Information required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving Purchaser as much advance notice of the possibility of such disclosure as practical so that Purchaser may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case the Seller shall cooperate with Purchaser at Purchaser's expense in such attempts).
(b) At the Closing, the Confidentiality Agreement, dated March 31, 2016, between the Seller and Purchaser (the "Confidentiality Agreement") shall terminate solely with respect to that portion of the Information (as defined in the Confidentiality Agreement) that is included in the Contributed Assets in accordance with the terms set forth therein, and Purchaser's confidentiality obligations thereunder will continue in full force and effect with respect to (and only with respect to) that portion of the Information that is not included in the Contributed Assets; provided, that nothing contained herein or in the Confidentiality Agreement will prohibit Purchaser or its Affiliates from disclosing any information to the extent required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving Seller as much advance notice of the possibility of such disclosure as practical so that Seller may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case the Purchaser shall cooperate with Seller at Seller's expense in such attempts).
SECTION 9.3. Limited Activities. From the Closing Date and until the date that is two (2) years after the Closing Date, for the purposes of protecting the goodwill of the PH Business which Purchaser is acquiring, the Seller will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person, directly or indirectly:
(a) solicit or conspire with, or attempt to solicit or conspire with, any employee, manager, director or advisor of any Acquired Company as of the Closing Date to terminate that Person's engagement or relationship with the Company or any of its Acquired Subsidiaries;
(b) solicit or attempt to solicit any of the Customers or Suppliers (each as defined below) of the Acquired Companies to terminate their business relationship with the Company or its Subsidiaries (as used herein, "Customers" and "Suppliers" shall be defined as any Person that has been an active customer or supplier of the PH Business or a targeted prospective customer or supplier of the PH Business during the two years prior to the date hereof);
(c) be engaged as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any business developing, marketing or selling any PHB Services (the "Restricted Business"), with the parties acknowledging that the Acquired Companies are actively engaged in the Restricted Business throughout the world; provided, however, that (i) the foregoing prohibition on ownership shall not apply to ownership of less than two percent (2%) of the outstanding capital stock of any such Restricted Business that is publicly traded and (ii) Seller shall be permitted to engage in any business constituting the Network Solutions Business.
(d) Notwithstanding anything to the contrary in this Section 9.3, the parties to this Agreement acknowledge and agree that in the event of the Seller's (or any of its Affiliates') direct or indirect: (i) acquisition by a Person, whether by merger, consolidation, combination, equity sale or otherwise, or (ii) transfer of control or ownership of substantially all of its assets to a Person (each, a "Seller Change in Control"), and such acquiring Person, prior to the time of the Seller Change in Control, operates a business that would otherwise constitute a Restricted Business, then such Person shall not be restricted from continuing to engage in such pre-existing Restricted Business so long as the Seller (and its direct and indirect subsidiaries) are not otherwise in breach of Section 9.2 or this Section 9.3.
SECTION 9.4. Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant in this Article 9 is not intended by either party to, and shall not, affect the provisions of any other covenant in this Article 9. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 9.3 are unreasonable as applied to the Seller, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.
SECTION 9.5. Independent Covenant. All of the covenants in this Article 9 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against Purchaser or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or its Affiliate of any covenant in this Article 9. It is specifically agreed that the period specified in Section 9.3 shall be computed by excluding from that computation any time during which the Seller is in violation of any provision of Section 9.3.
SECTION 9.6. Materiality. Purchaser and the Seller hereby agree that this Article 9 is a material and substantial part of this Agreement, and absent the Seller entering into the restrictions of this Article 9, Purchaser would not have entered into this Agreement and consummated the Sale.
ARTICLE 10
TERMINATION
SECTION 10.1.  Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)  by mutual written consent of the Seller, the Company and Purchaser;
(b)  the Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement with the result that any condition precedent under Section 7.2 cannot be satisfied, and such breach has not been cured within twenty (20) days following the delivery of notice of such breach to Purchaser (so long as the Company and the Seller is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before August 31, 2016 (the "Expiration Date"), by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the Seller's or the Company's breach of any representation, warranty or covenant contained in this Agreement);
(c) Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: (i) if the Company or the Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement with the result that any condition precedent under Section 7.1 cannot be satisfied, and such breach has not been cured within twenty (20) days following the delivery of notice of such breach to the Seller (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from Purchaser's breach of any representation, warranty or covenant contained in this Agreement); or
(d)  by the Seller or Purchaser if there shall be in effect a final nonappealable Legal Proceeding restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
SECTION 10.2.  Procedure Upon Termination; Effect of Termination.
(a) In the event of termination of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given to the non-terminating party, and this Agreement shall terminate without further action by Purchaser, the Company or the Seller.
(b) In the event that this Agreement is validly terminated in accordance with Section 10.1, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement; provided, further, that the obligations of the parties set forth in Section 6.2 (Publicity), the indemnification provisions of Section 8.2 (Indemnification by the Seller), Article 10 (Termination) and Article 11 (Miscellaneous) shall survive any such termination and shall be enforceable hereunder.
SECTION 10.3.  Specific Performance.
(a)  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its terms.  The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled at law or equity, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.
(b)  Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law.  The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.3 shall not be required to provide any bond or other security in connection with any such injunction.

ARTICLE 11
MISCELLANEOUS
SECTION 11.1.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing) and shall be given:

if to Purchaser (or, following the Closing) the Company to:

Sharecare, Inc.
255 E. Paces Ferry Rd., NE, Suite 700
Atlanta, GA 30305
Facsimile:  (404) 835-5718
Attention: Colin Daniel

with a copy to:
Nelson Mullins Riley & Scarborough LLP
201 17th Street, Suite 1700
Atlanta, GA 30363
Facsimile: (404) 322-6050
Attention: Jeffrey Allred
if to the Seller (or, prior to the Closing, the Company) to:

Healthways, Inc.
701 Cool Springs Boulevard
Franklin, TN 37067
Facsimile:  615-778-0486
Attention: General Counsel

with a copy to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Facsimile: 615-742-2778
615-742-0458
Attention: J. Page Davidson
Scott W. Bell
or such other address, facsimile number or electronic mail address as such party may hereafter specify by notice to the other parties hereto.  Each such notice, request or other communication shall be effective: (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.1 and the appropriate facsimile confirmation is received; provided that such transmittal is received prior to 5:00 p.m. on a Business Day (or, if not received by such time, on the next succeeding Business Day); or (b) if given by any other means, when delivered at the address specified in this Section 11.1.

SECTION 11.2.  Amendment and Waiver.  Any provision of this Agreement may be amended or waived only in a writing signed by Purchaser, the Company and the Seller. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
SECTION 11.3.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
SECTION 11.4.  Entire Agreement/No Third Party Beneficiaries.  This Agreement (including the schedules referred to herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, expressed or implied, between the parties with respect to the subject matter of this Agreement.  Except as specifically provided in Article 8 with respect to indemnification provided to the Indemnified Parties identified therein, and except as set forth in Section 11.12 and Section 11.14, no provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of an Acquired Company (including any beneficiary or dependent thereof).

SECTION 11.5.  Consent To Jurisdiction And Service Of Process; Waiver Of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR, IF SUCH COURTS SHALL NOT HAVE PROPER JURISDICTION, OF THE UNITED STATES FEDERAL DISTRICT COURT SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 11.5 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11.1.  Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.  In the event of a dispute between any of the parties hereto with respect to the obligations under this Agreement or the Contribution and Assumption Agreement, the prevailing party in any Legal Proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.

SECTION 11.6.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party hereto may assign, delegate or otherwise transfer any of their respective obligations under this Agreement without the prior written consent of the non-assigning, delegating or transferring party.

SECTION 11.7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of, and not the conflicts of laws provisions of, the State of Delaware.

SECTION 11.8.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts (including by way of facsimile or Portable Document Format (PDF)), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 11.9.  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 11.10.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11.  Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 11.12. Representation of the Seller and its Affiliates.  Purchaser agrees that, following the Closing, Bass, Berry & Sims PLC may serve as counsel to the Seller and its Affiliates in connection with any matters related to this Agreement or any related agreement, certificate or other document delivered in connection herewith and the transactions contemplated hereby and thereby, including any litigation, claim or obligation arising out of or relating to this Agreement or any related agreement, certificate or other document delivered in connection herewith or the transactions contemplated hereby or thereby.  Purchaser (on behalf of itself and its Subsidiaries, including, following the Closing, the Acquired Companies) hereby (i) waives any claim they have or may have that Bass, Berry & Sims PLC has a conflict of interest or is otherwise prohibited from engaging in representing the Seller or its Affiliates as set forth above and (ii) agrees that, in the event that a dispute arises after the Closing between Purchaser, any Acquired Company, and the Seller or any of the Seller's Affiliates, Bass, Berry & Sims PLC may represent the Seller or any of the Seller's Affiliates in the dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Acquired Companies and even though Bass, Berry & Sims PLC may have represented the Acquired Companies in a matter substantially related to such dispute.  Purchaser (on behalf of itself and its Subsidiaries, including, following the Closing, the Acquired Companies) also further agrees that, as to all communications among Bass, Berry & Sims PLC and the Acquired Companies and the Seller or the Seller's Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement or any related agreement, certificate or other document delivered in connection herewith, and that occurred prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to the Seller and will not pass to or be claimed by Purchaser or any Acquired Company as a result of the transaction contemplated hereby.  Notwithstanding the foregoing, if  following the Closing a dispute arises between Purchaser, any Acquired Company, and a third party other than a party to this Agreement regarding a matter that occurred before Closing, then the Acquired Companies may assert all proper privileges and protections, including the attorney-client privilege to prevent disclosure of pre-Closing confidential communications with Bass, Berry & Sims PLC to the third party; provided, however, that no Acquired Company may waive any privilege or protection from disclosure of pre-Closing communications with Bass, Berry & Sims PLC without the prior written consent of the Seller.
SECTION 11.13.  Consents.  Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement or the Contribution and Assumption Agreement may be required from parties to Contracts (the "Contract Consents") to which the Seller, its Subsidiaries, or any Acquired Company is a party (including the contracts set forth on Section 3.7 of the Company Disclosure Letter) and that certain Contract Consents may not be obtained by the Closing.  Purchaser agrees and acknowledges that no Purchaser Indemnified Party may seek indemnification pursuant to Section 8.2 for Losses incurred due to the failure to obtain any Contract Consents; provided, however, that this Section 11.13 shall not: (a) limit the Seller's liability for any consent payment, change of control payment or other payment triggered by the Restructuring or the Sale, in each case incurred in connection with obtaining any Contract Consents set forth on Schedule 7.1(h); or (b) preclude the inclusion of the impact of the failure of obtaining any Contract Consents as part of the calculation of Final Negative Cash Flows.  Purchaser further agrees that no representation, warranty or covenant of the Seller contained herein will be breached or deemed breached and no condition of Purchaser will be deemed not to be satisfied as a result of the failure to obtain any Contract Consent except to the extent the applicable Contract is not listed on Section 3.7 of the Company Disclosure Letter or is listed on Schedule 7.1(h). Notwithstanding the foregoing, nothing contained in this Section 11.13 will limit Purchaser's remedies to the extent that the Seller has failed to disclose a Contract Consent required to be disclosed in the disclosure schedules of the Seller or has otherwise breached the representations and warranties set forth in Article 3 and Article 4 hereof.
SECTION 11.14.  Limitation on Recourse.  No claim by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder shall be brought or maintained by any party hereto or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any of Purchaser, the Acquired Companies or the Seller, as applicable (who shall be third party beneficiaries of this Section 11.14), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SHARECARE, INC.
By: Name: Title:	/s/ Justin Ferrero Justin Ferrero President
HEALTHWAYS, INC.
By: Name: Title:	/s/ Donato Tramuto Donato Tramuto Chief Executive Officer
HEALTHWAYS SC, LLC
By: Name: Title:	/s/ Mary S. Flipse Mary S. Flipse President